Exhibit 10.20

OMNIBUS AGREEMENT

dated January 15, 2003

between

PINNACLE AIRLINES CORP.,

NORTHWEST AIRLINES, INC.,

NORTHWEST AIRLINES CORPORATION

and

AON FIDUCIARY COUNSELORS, INC.

Table of Contents

-i-

-ii

Exhibits

Exhibit A	—	Amended and Restated Certificate of Incorporation of Pinnacle Corp.
Exhibit B-1	—	Form of Rights Agreement
Exhibit B-2	—	Form of 2003 Stock Incentive Plan
Exhibit C	—	Second Tax Sharing Agreement
Exhibit D	—	Form of IPO Tax Sharing Agreement
Exhibit E	—	Other Affiliate Transaction Agreements

-iii

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT is dated January 15, 2003, and is between Pinnacle Airlines Corp., a Delaware corporation (“Pinnacle Corp.”), Northwest Airlines, Inc., a Minnesota corporation (“Northwest”), Northwest Airlines Corporation, a Delaware corporation (“NWA Corp.”), and Aon Fiduciary Counselors, Inc., a Delaware corporation, solely in its capacity as independent fiduciary for the Plans referred to below in connection with the transactions contemplated by this Agreement (in such capacity, “Fiduciary Counselors”).

Preamble

1.             NWA Inc. (“NWA”), an indirect wholly owned Subsidiary of NWA Corp. and the wholly owning parent of Northwest, owns 86,842 shares (the “Pinnacle Airlines Shares”) of common stock, par value $0.01 per share, of Pinnacle Airlines, Inc., a Georgia corporation (“Pinnacle Airlines”), such Pinnacle Airlines Shares being all of the issued and outstanding capital stock of Pinnacle Airlines.  When this Agreement becomes effective, Pinnacle Airlines will declare and pay to NWA a dividend consisting of a promissory note payable to the order of NWA in the principal amount of $200,000,000 (the “Note”).  NWA will then transfer the Pinnacle Airlines Shares to Pinnacle Corp. (which previously will have had no assets or operations) in exchange for the issuance by Pinnacle Corp. to NWA of (i) 15,000,000 shares (the “Pinnacle Corp. Shares”) of its common stock, par value $0.01 per share (the “Pinnacle Corp. Stock”), (ii) one share (the “Series A Preferred Share”) of Series A Preferred Stock, par value $0.01 per share, of Pinnacle Corp. which, upon issuance and together with the Pinnacle Corp. Shares, will constitute all of the issued and outstanding capital stock of Pinnacle Corp., (iii) a guaranty of the Note, (iv) guaranties of certain aircraft lease obligations of Pinnacle Airlines to Northwest, and (v) guaranties of certain aircraft sublease obligations of Pinnacle Airlines to Northwest.  NWA will then Transfer the Pinnacle Corp. Shares and the Series A Preferred Share to Northwest as a contribution to the capital of Northwest.

2.             Northwest has minimum funding requirements pursuant to ERISA Section 302 and Code Section 412 for Plan Years 2002, 2003 and 2004 that are due in calendar years 2003 and 2004 for each of the Northwest Airlines Pension Plan for Contract Employees, Northwest Airlines Pension Plan for Pilot Employees and Northwest Airlines Pension Plan for Salaried Employees (each, a “Plan” and, collectively, the “Plans”).

3.             Northwest seeks to have the ability to contribute some or all of the Pinnacle Corp. Shares to the Plans in lieu of cash to satisfy Northwest’s minimum funding requirements that are due in calendar years 2003 and 2004.  Northwest may also contribute Pinnacle Corp. Shares during calendar years 2003 and 2004 with respect to a Plan for which there is no minimum funding requirement, creating a credit balance for such Plan.

4.             Since the contribution of the Pinnacle Corp. Shares to the Plans would otherwise be prohibited under Sections 406 and 407 of ERISA and Section 4975 of the Code, Northwest has applied to the Department of Labor for exemptive relief under Section 408(a) of ERISA and Section 4975(c)(2) of the Code, and, in connection therewith, Northwest has engaged Fiduciary Counselors as an independent fiduciary for the Plans to negotiate and approve the terms upon which the Plans would accept the Pinnacle Corp Shares contributed to the Plans by Northwest and the other terms that would apply to such Pinnacle Corp. Shares once such shares are contributed to the Plans.  Northwest and Fiduciary Counselors entered into a letter agreement dated as of November 5, 2002 (the “Plan Fiduciary Agreement”), whereby Northwest engaged Fiduciary Counselors as independent fiduciary for the Plans in connection with the contemplated contributions.

5.             This Agreement reflects, among other things, the terms upon which Northwest and Fiduciary Counselors have agreed that the Pinnacle Corp. Shares may be contributed to and held by the Plans.

The parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.    Definitions of Words and Phrases.

“Affiliate” means, with respect to a specified Person, another Person who directly or indirectly controls, is controlled by, or is under common control with, such specified Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise.  For the purposes of Article II of this Agreement, “Affiliate” means any person or entity that, immediately following the IPO or at any time thereafter, directly or indirectly controls or is controlled by or is under common control with the party referred to and includes any subsidiary whose parent owns 50% or more of its voting securities.  Notwithstanding the foregoing, for purposes of the transactions contemplated by Article II of this Agreement, (i) Affiliates of Northwest will not include any entities that would not be Affiliates of Northwest but for Northwest owning shares of Pinnacle Corp. or an officer or director of Northwest serving as an officer or director of Pinnacle Corp., and (ii) Affiliates of Pinnacle Corp. will not include Northwest or any Affiliates of Northwest.

“Airline Services Agreement” means the Airline Services Agreement among Pinnacle Corp., Pinnacle Airlines and Northwest, dated January 14, 2003, and made effective as of January 1, 2003.

“Amended and Restated Charter of Pinnacle Corp.” means the Amended and Restated Certificate of Incorporation of Pinnacle Corp. as set forth in Exhibit A hereto.

“Business Combination” means a reorganization, merger, consolidation, share exchange, recapitalization or similar transaction relating to a Pinnacle Airlines Affected Company or a tender or exchange offer initiated by a Pinnacle Airlines Affected Company, other than (i) a Business Combination in which a Subsidiary of Pinnacle Airlines transfers all or part of its assets to Pinnacle Airlines or another wholly-owned subsidiary of Pinnacle Airlines and (ii) a merger with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of that Person to another state of the United States or the form of organization of that Person.

“Business Day” means a day which is not a Saturday, Sunday or a day on which banks in New York City are authorized or required by Law to close.

“Closing” means the execution and delivery of this Agreement by the parties hereto, the consummation of the transactions contemplated by Article II hereof and, if it occurs, the consummation of the Initial Contribution on the Closing Date.

“Closing Date” means the time and date as of which the Closing takes place.

“Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Contribution” means any contribution by Northwest of Pinnacle Corp. Shares to the Plans in accordance with Article III or Article IV.

“Contract” means any contract, agreement, license, lease, sublease, mortgage, guaranty, deed of trust, note, indenture, bond, plan, commitment, understanding or undertaking (whether or not in writing).

“Court” means any court or arbitration tribunal established and functioning under the Laws of any nation or state, including the United States of America, or any political subdivision thereof, including any state of the United States of America.

“Credit Agreement” means the $1,125,000,000 Credit and Guarantee Agreement dated as of October 24, 2000 under which Northwest is the borrower, as amended by the First Amendment thereto dated as of May 1, 2001, and as further amended by the Second Amendment thereto dated as of October 23, 2001, and as further amended by the Third Amendment thereto dated as of September 9, 2002, and as further modified or amended subsequent to the date of this Agreement, including any refinancings, renewals, extensions or replacements thereof subsequent to the date of this Agreement (including any such successor agreement between or among Northwest and a party or parties other than the parties to such Credit and Guarantee Agreement), as any such successor agreement may be modified, amended or replaced from time to time.

“Department of Labor” means the United States Department of Labor.

“Department of Transportation” means the United States Department of Transportation.

“Early Termination Event” means (i) subject to Article XIV, any material breach of this Agreement by Northwest that is not cured within 30 days from the date on which Northwest receives notice in writing from Fiduciary Counselors of such breach or (ii) Northwest’s failure to, or declared intention, on or prior to the applicable Put Closing Date (as such Put Closing Date may be adjusted pursuant to Section 8.2 of this Agreement), not to (1) purchase from the Plans Plan Shares as to which Fiduciary Counselors has duly exercised the Put Option or (2) in lieu thereof, either cause Pinnacle Corp. to include and sell such Plan Shares in a sale of Pinnacle Corp. Stock to the general public in an offering registered under the Securities Act or arrange for the private sale of such Plan Shares by the Plans to a third party.  An Early Termination Event will also occur in the event of any material breach of this Agreement by Pinnacle Corp. that is not cured within 30 days from the date on which Pinnacle Corp. and Northwest receive notice in writing from Fiduciary Counselors of such breach, provided that at the time of such breach and during such 30 day period such breach would have been cured but for the failure of Northwest to exercise its rights as a stockholder to cause the directors of Pinnacle Corp. to, or to elect new directors of Pinnacle Corp. who would, in either case, cause Pinnacle Corp. to cure such breach.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor Law, and regulations and rules promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Law, and regulations and rules promulgated thereunder.

“FAA” means the Federal Aviation Administration.

“Floor Price” means, with respect to a Plan Share, the value ascribed to such Plan Share by Fiduciary Counselors at the time of the Contribution of such Plan Share in accordance with this Agreement, subject to adjustment in accordance with Section 8.6 of this Agreement.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission or instrumentality (other than a Court), including any multinational authority having governmental or quasi-governmental powers.

“Internal Revenue Service” means the United States Internal Revenue Service.

“IPO” means the consummation of the first public offering and sale of the Pinnacle Corp. Stock pursuant to an effective registration statement under the Securities Act, if immediately thereafter the Pinnacle Corp. Stock is Publicly Traded.

“IPO Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-83354) filed by Pinnacle Corp. with the SEC on February 25, 2002, as most recently amended by Amendment No. 4 filed with the SEC on October 31, 2002, pertaining to the registration and initial public offering of the Pinnacle Corp. Stock.

“Law” and “Laws” means all laws, statutes and ordinances of any nation or state, including the United States of America and any political subdivision thereof, including any state of the United States of America, including all decisions of Courts having the effect of law in any such jurisdiction.

“Market Value” means, with respect to the shares of Pinnacle Corp. Stock as to which the Put Option is exercised and for the purpose of any determination under Section 4.2 or Section 8.4, (i) if Pinnacle Corp. Stock is not Publicly Traded on the related Put Exercise Date or such other date as of which a determination of Market Value is being made, the greater of (A) fair market value of the Pinnacle Corp. Stock as of such Put Exercise Date or such other determination date or, if applicable, (B) fair market value of the Pinnacle Corp Stock on the applicable Put Closing Date, in each case on a per share basis, as determined in good faith by Fiduciary Counselors, or (ii) if Pinnacle Corp. Stock is Publicly Traded at such Put Exercise Date or such other determination date, (A) for purposes of a determination under Section 8.4, the closing price of the Pinnacle Stock on the last trading day immediately prior to the date that would otherwise be the Put Exercise Date, and (B) for any other purpose, the greater of (x) the average closing price for the Pinnacle Corp. Stock over the 10 trading days immediately preceding the Put Exercise Date or (y) the closing price of the Pinnacle Corp. Stock on the last trading day prior to the Put Closing Date.

“Marketable Securities” means any securities which are listed on any national securities exchange, which may be sold for cash and which are not subject to any restrictions on transfer imposed by contract, applicable securities laws or the applicable rules of any such national securities exchange.

“Material Adverse Effect” means, with respect to a specified Person, any event, condition or contingency that has, or is reasonably likely to have, a material adverse effect on the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means the National Association of Securities Dealers Automated Quotation System.

“Northwest Liquidity” means, unless Fiduciary Counselors and Northwest otherwise agree, the sum of (i) unrestricted cash and cash equivalents of NWA Corp. and its Subsidiaries, (ii) unrestricted short term investments of NWA Corp. and its Subsidiaries, (iii) up to $100,000,000 in the aggregate of restricted cash and cash equivalents of NWA Corp. and its Subsidiaries and (iv) the aggregate amount of all revolving credit lines available to NWA Corp. and its Subsidiaries pursuant to the Credit Agreement.

“Northwest Pilots Agreement” means the Collective Bargaining Agreement between Northwest and Air Line Pilots Association, International, dated as of September 13, 1998, as amended, or any successor agreement.

“Person” means any individual, firm, unincorporated organization, corporation (including any not-for-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association or other entity, including any syndicate or group that would be deemed to be a person under Section 12(a)(3) of the Exchange Act.

“Pinnacle Airlines Affected Company” means (a) Pinnacle Airlines, (b) any holding company of Pinnacle Airlines, or (c) any subsidiary of Pinnacle Airlines or of any holding company of Pinnacle Airlines, that in each such case owns or controls, directly or indirectly, all or substantially all of the airline operations assets of Pinnacle Airlines, such holding companies and such subsidiaries, taken as a whole.  For the purposes of this definition, any references to Pinnacle Airlines include any successor Person.

“Plan Shares” means Pinnacle Corp. Shares held by any of the Plans at any time that were contributed to such Plans pursuant to and in accordance with the terms of this Agreement and have not previously been Transferred by the Plans.  References to Plan Shares will, where appropriate, be deemed to include additional shares of Pinnacle Corp. Stock or other securities or property, as contemplated by Section 8.6 of this Agreement.

“Publicly Traded” means, with respect to the securities of any Person, that such securities (i) are registered under Section 12(b) or Section 12(g) of the Exchange Act and (ii) are listed on the New York Stock Exchange or the Nasdaq National Market System.

“Registration Expenses” means any and all expenses incident to performance of or compliance by Pinnacle Corp. with Article IX of this Agreement, including but not limited to (i) all SEC and stock exchange or NASD registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Schedule E to the Bylaws of the NASD, and of its counsel), (ii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Plan Shares), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Plan Shares on any securities exchange pursuant to Article IX and all rating agency fees, (v) the fees and disbursements of counsel for Pinnacle Corp. and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (vi) any fees and disbursements of underwriters customarily paid by issuers and other sellers of securities, including liability insurance if Pinnacle Corp. so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, and (vii) other reasonable out-of-pocket expenses of the Plans (including but not limited to the reasonable fees and expenses of one legal counsel reasonably acceptable to Northwest and the reasonable fees and expenses of any financial advisor engaged by Fiduciary Counselors or the Plans and reasonably acceptable to Northwest).

“Rights Agreement” means the Rights Agreement to be entered into between Pinnacle Corp. and the rights agent thereunder, the form of which is attached as Exhibit B hereto.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Law, and regulations and rules issued thereunder.

“Series A Preferred Stock” means the Series A Preferred Stock of Pinnacle Corp.

“Subsidiary” means, with respect to any person, (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such person, directly or indirectly through one or more Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person, directly or indirectly through one or more Subsidiaries, has a 50% or more equity or other ownership interest at the time.

“Transfer” means, with respect to a specified Person, directly or indirectly, voluntarily or involuntarily selling, transferring, assigning, pledging, encumbering, hypothecating, hedging, or similarly disposing of, or entering into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, hedge or similar disposition of, any shares of Pinnacle Corp. Stock or Pinnacle Airlines Shares beneficially owned by the specified Person or any interest in any shares of Pinnacle Corp. Stock or Pinnacle Airlines Shares beneficially owned by the specified Person.

Section 1.2.    Other Definitions.  The following terms are defined in the Sections indicated:

Term	Section
Additional Consideration	11.8(b	)
Additional Initial Contribution	3.1
Deferral Election Deadline	8.2(a	)
Effective Period	9.3(a	)
Encumbrances	5.1(c	)
Environmental Laws	5.2(h	)
Exchange Consideration	8.6(c	)
Fiduciary Counselors	Preamble
Fiduciary Counselors Disclosure Letter	5.3
Freely Tradable	8.4
Governmental Licenses	5.2(l	)
Indemnified Parties	9.9(b	)
Initial Contribution	3.1
Initial Offeror	6.2
IPO Common Shares	11.8(a	)
IPO Corp.	11.8(a	)
IPO Note	11.8(b	)
IPO Preferred Share	11.8(a	)
IPO Tax Sharing Agreement	11.8(c	)
Latest Year End	5.1(g	)
Liquidity Notice	11.5
Master Trust	5.1(m	)
Northwest	Preamble
Northwest Director	7.1(a	)
Northwest Disclosure Letter	5.1
Note	Preamble
NWA	Preamble
NWA Corp.	Preamble
NWA Corp. Reports	5.1(g	)
Offer Notice	6.2
Pinnacle Corp.	Preamble
Pinnacle Airlines	Preamble
Pinnacle Airlines Shares	Preamble
Pinnacle Corp. Shares	Preamble
Pinnacle Corp. Stock	Preamble

Plan Fiduciary	11.7
Plan Fiduciary Agreement	Preamble
Plan IPO Demand Trigger Date	9.1(a	)
Plan Director	7.1(a	)
Plans	Preamble
Pool Assets	5.1(n	)
Put Closing Date	8.2(a	)
Put Exercise Date	8.1(a	)
Put Option	8.1(a	)
Put Price	8.1(b	)
Scope Clause	6.4
Series A Preferred Share	Preamble
Second Tax Sharing Agreement	2.2
Section 9.9(a) Indemnified Parties	9.9(a	)
Section 9.9(b) Indemnified Parties	9.9(b	)
Shelf Registration Statement	9.2(a	)
Special Counsel	9.7(a	)
Subsequent Contribution	4.1

Section 1.3.    Rules of Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party.  All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless the context otherwise requires, “or” is disjunctive but not exclusive, words in the singular include the plural and vice versa, and the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

PRELIMINARY TRANSACTIONS

Section 2.1    Preliminary Transactions.  Subject to satisfaction of the conditions contained in Section 10.1 of this Agreement and immediately following the execution and delivery of this Agreement, on the Closing Date the following transactions will occur in the order indicated:

(i)            Pinnacle Airlines will distribute the Note to NWA;

(ii)           NWA will Transfer to Pinnacle Corp. the Pinnacle Airlines Shares and in consideration of, and effective concurrently with such Transfer, Pinnacle Corp. (A) will issue to NWA the Pinnacle Corp. Shares and the Series A Preferred Share, (B) will execute a guaranty of the Note, (C) will execute guaranties of the aircraft engine sublease obligations of Pinnacle Airlines to Northwest and (D) will execute guaranties of the aircraft sublease obligations of Pinnacle Airlines to Northwest;

(iii)          NWA will Transfer the Pinnacle Corp. Shares and the Series A Preferred Share to Northwest as a contribution to the capital of Northwest.

Section 2.2.    Existing Tax Sharing Agreement.  Concurrently with the transactions described in Section 2.1, Pinnacle Corp. will execute and deliver to NWA, the Second Income Tax Sharing Agreement, effective as of the first day of the consolidated return year beginning January 1, 1998, among NWA Corp. and each of its subsidiaries identified therein (the “Second Tax Sharing Agreement”), in accordance with Section 12 thereof.  A copy of the Second Tax Sharing Agreement is attached as Exhibit C hereto.

Section 2.3.    Restrictions on Liquidations and Mergers.  For a period of two years following the transfer by NWA of the Pinnacle Airlines Shares to Pinnacle Corp. pursuant to this Agreement neither Pinnacle Corp. nor Pinnacle Airlines will engage, and Northwest will not permit either Pinnacle Corp. or Pinnacle Airlines to engage, in any transaction described in Section 5.2(d) of this Agreement, except any such transaction involving unrelated third parties exclusively.

Section 2.4.    Restrictions on Activities.  Until such time as Pinnacle Corp. Stock is Publicly Traded, Pinnacle Corp. will not engage in any business other than as a holding company holding the capital stock of Pinnacle Airlines.

ARTICLE III

INITIAL CONTRIBUTION OF SHARES

Section 3.1.    Determination by Independent Fiduciary; Notice of Fiduciary Counselors Valuation.  Upon execution of this Agreement but prior to the Closing, Northwest is deemed to provide notice to Fiduciary Counselors of its intention to contribute an aggregate dollar value of Pinnacle Corp. Shares to the Northwest Airline Pension Plan for Contract Employees in the amount of $41,149,911 necessary to satisfy Northwest’s minimum funding contribution pursuant to ERISA Section 302 and Code Section 412 due on January 15, 2003 (the “Initial Contribution”) for the Northwest Airlines Pension Plan for Contract Employees.  In addition, Northwest is deemed to have given notice of its intention to contribute an aggregate dollar value of Pinnacle Corp. Shares in the amount of $2,671,983 to the Northwest Airlines Pension Plan for Contract Employees (the “Additional Initial Contribution”), which such Additional Initial Contribution shall be credited to the funding standard account of the Northwest Airlines Pension Plan for Contract Employees (based on the valuation ascribed at the Closing Date).  Until such time as the purchase by Northwest of Plan Shares pursuant to the exercise of the Put Option will not violate the Credit Agreement, Northwest shall make all required contributions as if the Additional Initial Contribution had not been credited to the funding standard account of the Northwest Airlines Pension Plan for Contract Employees.  Each of the Pinnacle Corp. Shares being contributed will have a value determined by Fiduciary Counselors in accordance with Section 4.2 hereof and Fiduciary Counselors will provide written notice thereof to Northwest immediately upon such determination.

Section 3.2.    Initial Contribution Amount.  Immediately following the transactions described in Article II hereof and the receipt by Northwest of the value determination from

Fiduciary Counselors described in Section 3.1, Northwest may, but will not be required to, contribute a number of Pinnacle Corp. Shares to the Northwest Airline Pension Plan for Contract Employees necessary to satisfy all or a part of the Initial Contribution and the Additional Initial Contribution based on the value ascribed by Fiduciary Counselors.

Section 3.3.    Amount Credited to Funding Standard Account.  Regardless of the amount of Northwest’s deduction for such Initial Contribution and Additional Initial Contribution for federal income tax or any other purpose, Northwest will cause to be credited to the funding standard account of the Northwest Airlines Pension Plan for Contract Employees the value of the Pinnacle Corp. Shares as determined by Fiduciary Counselors pursuant to Section 4.2 hereof.

ARTICLE IV

SUBSEQUENT CONTRIBUTIONS

Section 4.1.    Subsequent Contribution Notice.  For each Contribution subsequent to the Initial Contribution proposed to be made by Northwest in calendar year 2003 or 2004 (each, a “Subsequent Contribution”), Northwest will provide Fiduciary Counselors with written notice of its intention to make a Subsequent Contribution at least 60 calendar days prior to the date on which Northwest proposes to make such Subsequent Contribution.  Northwest will indicate in such written notice the aggregate dollar value of the Pinnacle Corp. Shares that Northwest proposes to contribute to each of the Plans in such Subsequent Contribution.

Section 4.2.    Notice of Fiduciary Counselors Valuation.  If the Pinnacle Corp. Stock is Publicly Traded at the time Northwest provides notice of a proposed Subsequent Contribution, the valuation ascribed to the Pinnacle Corp. Shares comprising the relevant Subsequent Contribution will be their Market Value determined as of the date of such Subsequent Contribution.  If the Pinnacle Corp. Stock is not Publicly Traded at the time Northwest provides such notice, within 30 days after the date of Northwest’s notice, Fiduciary Counselors will indicate to Northwest in writing the value that Fiduciary Counselors preliminarily ascribes to the Pinnacle Corp. Stock, including a detailed explanation of the methodology used by Fiduciary Counselors to determine such value and a written valuation report which may take into account valuation studies, assumptions and other factors prepared by Morgan Stanley & Co. Incorporated and such other such financial advisors and experts as Fiduciary Counselors may deem relevant to determine the per share value of the Pinnacle Corp. Shares to be contributed in such Subsequent Contribution.  Northwest will provide to Fiduciary Counselors and its advisors and experts such information reasonably requested by Fiduciary Counselors as Fiduciary Counselors reasonably believes relevant to the valuation of such Pinnacle Corp. Shares.  Fiduciary Counselors will notify Northwest in writing no later than 15 days prior to the proposed date of such Subsequent Contribution of the value ascribed by Fiduciary Counselors to the Pinnacle Corp. Stock that will comprise the Subsequent Contribution and whether and to what extent Fiduciary Counselors will accept such Subsequent Contribution.  Notwithstanding any other provision of this Agreement, in no event shall (a) any or all of the Plans hold 100% of the outstanding Pinnacle Corp. Stock, or (b) the Initial Contribution or any Subsequent Contribution cause the combined total value of all “employer security” and “employer real property” (within the meaning of ERISA

Section 407(d)) to exceed 10% of the value of the assets of the Plan holding Pinnacle Corp. Stock.

Section 4.3.    Contribution by Northwest.  On the relevant date of a Subsequent Contribution, Northwest may, but will not be required to, contribute to the respective Plans such number of shares of Pinnacle Corp. Stock as will have an aggregate value not to exceed the relevant amount indicated in Northwest’s notice given in accordance with Section 4.1 hereof.

Section 4.4.    Amount Credited to Funding Standard Account.  Northwest will cause to be credited to the funding standard account of each Plan an amount equal to the aggregate dollar value of the shares of Pinnacle Corp. Stock contributed to each Plan as determined in accordance with Section 4.2 hereof, regardless of the amount of Northwest’s deduction for such Contribution for federal income tax or any other purpose.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1.    Representations and Warranties of NWA Corp. and Northwest.  Except as otherwise set forth in the corresponding sections of the disclosure letter, dated the date of each Contribution and delivered by Northwest to Fiduciary Counselors prior to the acceptance by Fiduciary Counselors of the Pinnacle Corp. Shares proposed to be contributed to the Plans (the “Northwest Disclosure Letter”), NWA Corp. and Northwest jointly and severally represent and warrant to Fiduciary Counselors that as of the date of this Agreement and each Subsequent Contribution date, as applicable (except where a different date or time is expressly stated):

(a)           Existence; Good Standing; Corporate Authority.  Each of NWA Corp. and Northwest is (i) duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and (ii) is duly licensed or qualified to do business and is in good standing under the Laws of any other state of the United States or the Laws of any foreign jurisdiction, if applicable, in which the character of its respective properties or in which the transaction of its respective business makes such qualification necessary, except where the failure to be so qualified or to be in good standing does not constitute a Material Adverse Effect on NWA Corp.  Each of NWA Corp. and Northwest has all requisite corporate power and authority to own, operate and lease its properties and carry on its businesses as now conducted except where the failure to have such power and authority does not constitute, individually or in the aggregate, a Material Adverse Effect on NWA Corp.  Northwest has heretofore made available to Fiduciary Counselors true and correct copies of the corporate charters and bylaws or other governing instruments of Pinnacle Corp. and Pinnacle Airlines as currently in effect.

(b)           Authorization, Validity and Effect of Agreements.  NWA Corp. and Northwest each has all requisite corporate power and authority to execute and deliver this Agreement and the Plan Fiduciary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of NWA Corp. and Northwest of this Agreement (and, with respect to Northwest, the Plan Fiduciary Agreement) and the performance by each of NWA Corp. and Northwest of its respective obligations hereunder and thereunder, as applicable, have been duly and validly authorized by all requisite corporate action on the part of each of NWA Corp. and Northwest.  This Agreement has been duly executed and delivered by each of NWA Corp. and Northwest, and the Plan Fiduciary Agreement has been duly executed and delivered by Northwest, and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, as applicable) constitute the legal, valid and binding obligations of each of NWA Corp. and Northwest, as applicable, enforceable against each of NWA Corp. and Northwest in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity, at law or under applicable legal codes).

(c)           Issuance and Transfer of Pinnacle Corp. Shares.  The issuance of the Pinnacle Corp. Shares and the Series A Preferred Share to NWA pursuant to this Agreement will vest in NWA, and the transfer of the Pinnacle Corp. Shares and the Series A Preferred Share by NWA to Northwest as contemplated by this Agreement will vest in Northwest good and marketable and valid title to the Pinnacle Corp. Shares and the Series A Preferred Share, free and clear of all liens, claims, pledges, restrictions, security interests and other encumbrances of every kind (“Encumbrances”), except as otherwise provided in this Agreement.

(d)           Ownership of Shares.  Immediately following the consummation of the transactions contemplated by Article II but before the Initial Contribution, Northwest will lawfully own, both beneficially and of record, all of the issued and outstanding capital stock of Pinnacle Corp., free of any adverse claims, and Pinnacle Corp. will lawfully own, both beneficially and of record, all of the issued and outstanding shares of the capital stock of Pinnacle Airlines, free and clear of all Encumbrances.  Other than as described in this Agreement, there are no outstanding subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or commitments obligating Northwest or any of its Affiliates to offer, sell, transfer or otherwise dispose of any of the Pinnacle Corp. Shares or otherwise relating to the voting, dividend rights or disposition of Pinnacle Corp. Shares.

(e)           Ownership of Pinnacle Corp. Shares Being Contributed in Subsequent Contributions.  As of the date of each Subsequent Contribution, Northwest will own beneficially and of record all of the Pinnacle Corp. Shares being contributed to the Plans in such Subsequent Contribution, free and clear of all Encumbrances.

(f)            No Violation.  Neither the execution and delivery by NWA Corp. nor Northwest of this Agreement nor by Northwest of the Plan Fiduciary Agreement nor the consummation by NWA Corp. or Northwest of the transactions contemplated hereby or thereby, as applicable, will (i) violate, conflict with or result in a breach of any provisions of the corporate charter or bylaws of NWA Corp. or Northwest, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the creation or imposition of any Encumbrances upon any material property or assets of NWA Corp. or Northwest under (A) any material contract, indenture, mortgage, loan agreement (including but not limited to the Credit Agreement), note, lease, collective bargaining agreement or other agreement or other instrument to which NWA Corp. or Northwest is a party or by which it may be bound or to which any of its properties may be subject, except for such breaches, defaults, violations or Encumbrances that do not constitute a Material Adverse Effect on NWA Corp. or (B) any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority or Court, domestic or foreign, having jurisdiction over Northwest or any of its properties, except for such breaches, defaults or Encumbrances that do not constitute, individually or in the aggregate, a Material Adverse Effect on NWA Corp.

(g)           NWA Corp. Reports.  NWA Corp. has previously made available to Fiduciary Counselors true and complete copies of (i) NWA Corp.’s Annual Report on Form 10–K for the fiscal year (the “Latest Year End”) with respect to which such Annual Report has been most recently filed with the SEC, (ii) proxy statements relating to all of NWA Corp.’s meetings of stockholders held or scheduled to be held since the Latest Year End, and (iii) each other registration statement, proxy or information statement, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by NWA Corp. with the SEC since the Latest Year End (such items referenced in the foregoing clauses (i) through (iii), the “NWA Corp. Reports”).  Since the Latest Year End, NWA Corp. has complied in all material respects with its SEC filing obligations under the Exchange Act and the Securities Act.  Except as set forth in or amended by a subsequent NWA Corp. Report, the financial statements and related schedules and notes thereto of NWA Corp. contained in NWA Corp. Reports (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles applied on a consistent basis except as noted therein, and fairly present in all material respects the consolidated financial position of NWA Corp. and the consolidated results of its operations and cash flows for the periods specified, except for the omission of notes in interim unaudited financial statements contained in certain NWA Corp. Reports and normal year-end adjustments.  Each NWA Corp. Report was prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and did not, as of the date of its effectiveness in the case of a registration statement, the date of mailing in the case of a proxy statement and the date of filing in the case of other NWA Corp. Reports, except as set forth in or amended by a subsequent NWA Corp. Report, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)           Significant Subsidiary.  Northwest is the only “Significant Subsidiary” (as defined in Rule 12b-2 under the Exchange Act) of NWA Corp. and Northwest does not have any Significant Subsidiaries.

(i)            Absence of Certain Changes.  During the period from the Latest Year End, to and including (x) if this representation is made on the Closing Date, the date of this Agreement, or (y) if this representation is made on any Subsequent Contribution date, such Subsequent Contribution date, there has not been any event that has occurred that constitutes a Material Adverse Effect on NWA Corp.

(j)            Brokers.  Northwest has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Fiduciary Counselors or Northwest to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Northwest has retained Fiduciary Counselors pursuant to the Plan Fiduciary Agreement.

(k)           No Undisclosed Liabilities.  Except as disclosed in NWA Corp. Reports filed with the SEC and publicly available prior to the date of this Agreement or the date of a Subsequent Contribution, as applicable, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Latest Year End, NWA Corp. does not have any indebtedness, obligations or liabilities of any kind (whether absolute, accrued, contingent or otherwise) (i) required by GAAP to be reflected on its consolidated balance sheet or in the notes, exhibits or schedules thereto or (ii) that constitute, individually or in the aggregate, a Material Adverse Effect on NWA Corp.

(l)            Litigation.  Except as described in NWA Corp.’s Annual Report on Form 10-K for the Latest Year End, (i) there are no actions, suits or proceedings, claims, arbitrations or investigations pending or, to the knowledge of Northwest, threatened against Northwest or any of its Subsidiaries that constitute, individually or in the aggregate, a Material Adverse Effect on NWA Corp., and (ii) there are no judgments, orders, injunctions or decrees of any Governmental Authority outstanding against Northwest that constitute, individually or in the aggregate, a Material Adverse Effect on NWA Corp.

(m)          Plans.  Each Plan has received a favorable determination letter from the Internal Revenue Service and is qualified in form and operation, in all material respects, under Section 401(a) of the Code, and the master trust which holds the assets of the Plans (“Master Trust”) is exempt from federal income tax under Section 501(a) of the Code.  At the time of and after giving effect to each Contribution, the assets of each Plan consist of less than 10% of “employer security” and “employer real property” within the meaning of Section 407(d) of ERISA

(n)           Pool Assets.  None of Northwest’s aircraft that are subject to the Airline Services Agreement are “Pool Assets” (as such term is defined in the Credit Agreement).

Section 5.2.    Representations and Warranties of Pinnacle Corp.  Except as set forth in the corresponding sections of the Northwest Disclosure Letter, NWA Corp., Northwest and Pinnacle Corp. jointly and severally represent and warrant to Fiduciary Counselors that as of the date of this Agreement and each Subsequent Contribution date, as applicable (except where a different date or time is expressly stated)):

(a)           Existence; Good Standing; Corporate Authority.  Each of Pinnacle Corp. and Pinnacle Airlines is (i) duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, formation or other organization and (ii) is duly licensed or qualified to do business and is in good standing under the Laws of any other state of the United States or the Laws of any foreign jurisdiction, if applicable, in which the character of its respective properties or in which the transaction of its respective business makes such qualification necessary, except where the failure to be so qualified or to be in good standing does not constitute a Material Adverse Effect on Pinnacle Corp. (each such reference to Pinnacle Corp. in this Section 5.2 being deemed to give effect to the transactions contemplated by Article II).  Each of Pinnacle Corp. and Pinnacle Airlines has all requisite corporate power and authority to own, operate and lease its respective properties and carry on its respective businesses as now conducted except where the failure to have such power and authority does not constitute, individually or in the aggregate, a Material Adverse Effect on Pinnacle Corp.

(b)           Authorization, Validity and Effect of Agreements.  Pinnacle Corp. has all requisite corporate power and authority to execute and deliver this Agreement and the Second Tax Sharing Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Pinnacle Corp. of this Agreement and the Second Tax Sharing Agreement and the performance by it of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of Pinnacle Corp.  This Agreement and the Second Tax Sharing Agreement have been duly executed and delivered by Pinnacle Corp. and (assuming due authorization, execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding obligations of Pinnacle Corp., enforceable against Pinnacle Corp. in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity, at law or under applicable legal codes).

(c)           Capitalization of Pinnacle Corp.  Upon consummation of the Closing and on each Subsequent Contribution date, the authorized capital stock of Pinnacle Corp. will constitute 31,000,001 shares, including 25,000,000 shares of Pinnacle Corp Stock and 1,000,001 shares of preferred stock, par value $0.01 per share, and 5,000,000 shares of series common stock, par value $0.01 per share.  Upon the issuance of the Pinnacle Corp. Shares and the Series A Preferred Share to NWA pursuant to Article II of this Agreement, at the Closing, the Pinnacle Corp. Shares and the Series A Preferred Share will constitute all of the issued and outstanding shares of capital stock of Pinnacle Corp. and will be duly authorized, issued, fully paid and non-assessable.

(d)           Merger.  Pinnacle Corp. has no present plan or intention to (i) enter into any transaction involving a merger, consolidation, liquidation or transfer of all or substantially all of the assets of either Pinnacle Corp. or Pinnacle Airlines including, but not limited to, a merger, consolidation or liquidation of Pinnacle Airlines with or into Pinnacle Corp. or any other entity, a merger of Pinnacle Corp. into Pinnacle Airlines or any similar transaction governed by the provisions of Section 368(a) or Section 332 of the Code or (ii) except as contemplated by this Agreement, sell, distribute or otherwise dispose of any assets of Pinnacle Corp. or Pinnacle Airlines other than assets disposed of by Pinnacle Airlines in the ordinary course of business; provided that any distribution of cash dividends in the ordinary course of business based on operating income of Pinnacle Corp. will not be deemed to violate this Section 5.2(d).

(e)           No Violation.  Neither the execution and delivery by Pinnacle Corp. of this Agreement nor the Second Tax Sharing Agreement nor the consummation by Pinnacle Corp. of the transactions contemplated hereby or thereby will (i) violate, conflict with or result in a breach of any provisions of the Amended and Restated Charter of Pinnacle Corp. or the bylaws of Pinnacle Corp., (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the creation or imposition of any Encumbrances upon any material property or assets of Pinnacle Corp. under (A) any material contract, indenture, mortgage, loan agreement, note, lease, collective bargaining agreement or other agreement or other instrument to which Pinnacle Corp. is a party or by which it may be bound or to which any of its properties may be subject, except for such breaches, defaults, violations or Encumbrances that do not constitute a Material Adverse Effect on Pinnacle Corp. or (B) any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority or Court, domestic or foreign, having jurisdiction over Pinnacle Corp. or any of its properties, except for such breaches, defaults or Encumbrances that do not constitute, individually or in the aggregate, a Material Adverse Effect on Pinnacle Corp.

(f)            Absence of Certain Changes.  During the period from December 31, 2001 to and including the date of this Agreement (or, in the case of a Subsequent Contribution, during the period from the latest year end date as of which audited financial statements for Pinnacle Corp. have been previously delivered to Fiduciary Counselors) to the date of such Subsequent Contribution, except as contemplated by this Agreement, no event has occurred that constitutes a Material Adverse Effect on Pinnacle Corp., and (i) Pinnacle Corp. and Pinnacle Airlines have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction, in each case other than in the ordinary course of business; (ii) Pinnacle Corp. has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; (iii) there has not been any material change in the capital stock, short–term debt or long–term debt of Pinnacle Corp. and Pinnacle Airlines, except in each case as described in the Northwest Disclosure Letter; and (iv) there has been no prohibition or suspension of the operation of Pinnacle Airlines’ aircraft, including as a result of action taken by the FAA or the Department of Transportation.

(g)           IPO Registration Statement.  The IPO Registration Statement was prepared in accordance with the requirements of the Securities Act, and did not, as of the filing date of Amendment No. 4 thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)           Litigation.  There are no legal or governmental proceedings pending or, to the knowledge of Northwest or Pinnacle Corp., threatened to which Pinnacle Corp. or Pinnacle Airlines is a party or to which any of the properties of Pinnacle Corp. or Pinnacle Airlines is subject that constitute a Material Adverse Effect on Pinnacle Corp.

(i)            Environmental Matters.  (i)  Pinnacle Corp. and Pinnacle Airlines (A) are in compliance with any and all applicable foreign, federal, state and local Laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals does not, individually or in the aggregate, constitute a Material Adverse Effect on Pinnacle Corp.

(ii)           There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which, individually or in the aggregate, constitute a Material Adverse Effect on Pinnacle Corp.

(j)            No Other Registration Rights.  Except as otherwise provided in this Agreement, there are no contracts, agreements or understandings between Pinnacle Corp. and any person granting such person the right to require Pinnacle Corp. to file a registration statement under the Securities Act with respect to any securities of Pinnacle Corp. or to require Pinnacle Corp. to include such securities with the Pinnacle Corp. Shares that may be registered pursuant to Article IX of this Agreement.

(k)           Assets.  Pinnacle Corp. and Pinnacle Airlines have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of Pinnacle Corp. and Pinnacle Airlines, in each case free and clear of all Encumbrances except such as are described in the Northwest Disclosure Letter or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Pinnacle Corp. and Pinnacle Airlines; and any real property and buildings held under lease by Pinnacle Corp. and Pinnacle Airlines are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Pinnacle Corp. and Pinnacle Airlines, in each case except as described in the Northwest Disclosure Letter.

(l)            Government Licenses.  (i) Each of Pinnacle Corp. and Pinnacle Airlines possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Government Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies, including the Department of Transportation and the FAA, necessary to conduct the business now operated by it; (ii) Pinnacle Corp. and Pinnacle Airlines are in compliance with the terms and conditions of all such Government Licenses, except where the failure so to comply does not, individually or in the aggregate, constitute a Material Adverse Effect on Pinnacle Corp.; (iii) all of the Government Licenses are valid and in full force, except when the invalidity of such Government Licenses or the failure of such Government Licenses to be in full force and effect does not constitute a Material Adverse Effect on Pinnacle Corp.; and (iv) Pinnacle Corp. and Pinnacle Airlines have not received any notice of proceedings relating to the revocation or modification of any such Government Licenses which, individually or in the aggregate, constitutes a Material Adverse Effect on Pinnacle Corp.

(m)          Intellectual Property.  Pinnacle Corp. and Pinnacle Airlines own or possess, have the right to use, or can acquire the right to use on reasonable terms, all material patents, licenses, inventions, copyrights, know–how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither Pinnacle Corp. nor Pinnacle Airlines has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which has not yet been resolved and which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, constitutes a Material Adverse Effect on Pinnacle Corp.

(n)           Labor.  No material labor dispute with the employees of Pinnacle Corp. or Pinnacle Airlines exists, except as described in the Northwest Disclosure Letter, or, to the knowledge of Pinnacle Corp., is imminent, and, except as described in the Northwest Disclosure Letter, Pinnacle Corp. is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that constitutes a Material Adverse Effect on Pinnacle Corp.

(o)           Insurance.  Pinnacle Corp. and Pinnacle Airlines are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither Pinnacle Corp. nor Pinnacle Airlines has been refused any insurance coverage sought or applied for; and neither Pinnacle Corp. nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that does not constitute a Material Adverse Effect on Pinnacle Corp.

(p)           Internal Accounting Controls.  Pinnacle Corp. and Pinnacle Airlines maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(q)           Issuance of the Note.  Pinnacle Airlines’ issuance of the Note to NWA has been duly and validly authorized by all necessary corporate action on the part of Pinnacle Airlines and is a permissible distribution under the Georgia Business Corporation Code.

Section 5.3.    Representations and Warranties of Fiduciary Counselors.  Except as otherwise set forth in the corresponding sections of the disclosure letter, dated the date of each Contribution and delivered by Fiduciary Counselors to NWA Corp. and Northwest prior to the acceptance by Fiduciary Counselors of the Pinnacle Corp. Shares proposed to be contributed to the Plans (the “Fiduciary Counselors Disclosure Letter”), Fiduciary Counselors represents and warrants to NWA Corp. and Northwest that, as of the date of this Agreement and each Subsequent Contribution date (except where a different date or time is expressly stated):

(a)           Organization and Qualification.  Fiduciary Counselors is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Fiduciary Counselors is duly qualified to do business as a foreign corporation, as applicable, and is in good standing under the Laws of each state or other jurisdiction in which the nature of its activities or the ownership or leasing of its properties requires such qualification, other than in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, does not constitute a Material Adverse Effect on Fiduciary Counselors or the Plans.

(b)           Authorizations.  Fiduciary Counselors has all requisite corporate power and authority to execute and deliver this Agreement and the Plan Fiduciary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Fiduciary Counselors of this Agreement and the Plan Fiduciary Agreement and the performance by it of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of Fiduciary Counselors.  This Agreement and the Plan Fiduciary Agreement have been duly executed and delivered by Fiduciary Counselors and (assuming due authorization, execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding obligation of Fiduciary Counselors, enforceable against Fiduciary Counselors in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity, at law or under applicable legal codes).

(c)           Approvals.  Except for applicable Laws, if any, noncompliance with which would not prevent Fiduciary Counselors from performing its obligations under this Agreement and the Plan Fiduciary Agreement to which it is a party in all material respects, and the approval by the Department of Labor of the transaction contemplated hereby, no filing or registration with, no waiting period imposed by, and no Authorization of, any Governmental Authority is required under any Laws applicable to Fiduciary Counselors to permit Fiduciary Counselors to execute, deliver and perform its obligations under this Agreement and the Plan Fiduciary Agreement or to consummate the transactions contemplated hereby and thereby.

(d)           No Violation.  Assuming effectuation of all filings and registrations and receipt of all authorizations described in Section 5.3(b), neither the execution and delivery by Fiduciary Counselors of this Agreement and the Plan Fiduciary Agreement nor the performance by Fiduciary Counselors of its obligations hereunder and thereunder will (i) violate or breach the terms of or cause a default under (A) any Laws applicable to Fiduciary Counselors, (B) the certificate of incorporation or bylaws of Fiduciary Counselors, or (C) any contract or agreement to which Fiduciary Counselors or any of its Affiliates is a party or by which Fiduciary Counselors or any of its Affiliates or any of their respective properties or assets are bound, or (ii) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (i) of this Section 5.3(d), except in any such case for any matters described in subclause (A) or (C) of clause (i) of this Section 5.3(d) that would prevent Fiduciary Counselors from performing its obligations under this Agreement or the Plan Fiduciary Agreement in all material respects.

(e)           No Other Relationship; Independence.  Fiduciary Counselors and its Affiliates do not have, and will not during the term of this Agreement acquire, any interest as a stockholder or creditor of NWA, Northwest, Pinnacle Corp., Pinnacle Airlines or any of their respective Affiliates, and have no other relationship to any of the foregoing, other than as specifically contemplated in this Agreement and the Plan Fiduciary Agreement, that would cause Fiduciary Counselors to fail to be independent of Northwest or otherwise affect Fiduciary Counselors’s judgment as a fiduciary with respect to the Plans.

(f)            Plan Fiduciary Agreement Representations.  All representations of Fiduciary Counselors made in the Plan Fiduciary Agreement (including those representations contained in Fiduciary Counselors’s letter to Northwest dated September 18, 2002, and incorporated into the Plan Fiduciary Agreement by reference) remain true and correct.

(g)           Fiduciary Determination.  Fiduciary Counselors has determined that the terms of this Agreement and its execution hereof are prudent in the interest of the Plans and their participants and beneficiaries and are otherwise consistent with its obligations as independent fiduciary to the Plans under the Plan Fiduciary Agreement.

(h)           Investment Manager.  Fiduciary Counselors qualifies as an “investment manager” as defined in Section 3(38) of ERISA.  Fiduciary Counselors acknowledges that it acts as a fiduciary within the meaning of Section 3(21) of ERISA with respect to the Plans in connection with the transactions contemplated by this Agreement.

ARTICLE VI

RESTRICTIONS ON TRANSFER

Section 6.1.    Restrictions on Transfer.  Until the earlier to occur of July 1, 2006, or the date on which an Early Termination Event occurs, Plan Shares may not be Transferred without Northwest’s prior written consent other than (i) in accordance with the exercise of the Put Option, (ii) in the IPO or (iii) in a bona fide registered public offering in accordance with Article IX, in which offering there is no basis to believe that as a consequence of and upon consummation of such offering Northwest would be in violation of the Scope Clause (as defined below).

Section 6.2.    Right of First Refusal.  If, after July 1, 2006, and prior to the occurrence of an Early Termination Event, the Plans receive a solicited or unsolicited bona fide written offer (including a bona fide tender offer to purchase all of the outstanding Pinnacle Corp. Stock) from a third party (the “Initial Offeror”) to purchase all or any portion of the Plan Shares and the Plans seek to accept such offer, the Plans must, before accepting such offer, offer in writing (the “Offer Notice”) to Northwest, at the price and on the other economic terms offered by the Initial Offeror, the Plan Shares that the Plans propose to sell to the Initial Offeror.  The Offer Notice will contain a copy of the Initial Offeror’s bona fide written offer, copies of all documents relevant to such offer and a summary of all unwritten terms, agreements or understandings with respect to such offer.  If the Initial Offeror’s offer contains non-cash consideration (other than Marketable Securities) for any portion of the Plan Shares, the Offer Notice shall contain the good faith determination of a nationally-recognized independent valuation expert reasonably acceptable to Fiduciary Counselors and Northwest of the value of such non-cash consideration.  If Fiduciary Counselors and Northwest are unable to agree on an nationally-recognized independent valuation expert, then each of Fiduciary Counselors and Northwest will choose their own nationally-recognized independent valuation experts (the “Principals’ Experts”) who will each conduct an appraisal of such non-cash consideration.  The Principals’ Experts will then submit their respective appraisals to a third nationally-recognized independent valuation expert chosen by the Principals’ Experts who will choose one of such submissions as the value of such non-cash consideration (the “Final Determination”).  The reasonable fees and expenses of the nationally-recognized independent valuation expert reasonably acceptable to Fiduciary Counselors and Northwest, the Principals’ Experts and any other nationally-recognized independent valuation expert chosen by the Principals’ Experts to make the Final Determination will be paid by Northwest.  Northwest will have 21 days from the later of (i) the receipt of the Offer Notice or (ii) receipt of the Final Determination to agree or decline to purchase all of such Plan Shares at the offered price and on the other economic terms stated in the Offer Notice.  If, at the end of such 21-day period (or such longer period as necessary to make the Final Determination), Northwest declines to purchase such Plan Shares, the Plans have 90 days to sell such Plan Shares to the Initial Offeror pursuant to the terms and conditions of the bona fide written offer and at a price not less than the offered price.

Section 6.3.    Limitation on Series A Preferred Stock Blocking Rights.  In the event any of the Plans seek to Transfer Plan Shares following the occurrence of an Early Termination Event with respect to which transaction Northwest would otherwise have blocking rights by virtue of its ownership of the Series A Preferred Share, and subject to Section 6.4, Northwest will not exercise the rights provided by the Series A Preferred Share to block such transaction.

Section 6.4.    Scope Clause Limitation.  Subject to the ability of the Plan Shares to be Transferred in accordance with clauses (i), (ii) and (iii) of Section 6.1, Plan Shares may not be Transferred directly or indirectly in any manner (whether after the right of first refusal provided for in Section 6.2, a Business Combination otherwise permitted by Section 6.3 or in a Transfer following the occurrence of an Early Termination Event) that would result in Northwest being in violation of Section 1 C (or a successor provision) of the Northwest Pilots Agreement (the “Scope Clause”).

Section 6.5.    Commercially Reasonable Efforts; Expenses of Financial Advisor.  In the event of a proposed Transfer of Plan Shares other than pursuant to Article VIII, the Plans will (a) exercise commercially reasonable efforts to maximize the amount realized for such Plan Shares and (b) follow customary procedures, including but not limited to the retention of a nationally-recognized investment banking firm as financial advisor to assist in such sale process, that would be applicable to a transaction of similar magnitude and character.  Northwest will pay the reasonable expenses of such financial advisor in connection with the services provided to the Plans by such financial advisor.

Section 6.6.    Prohibited Transfers.  Any attempted Transfer in violation of the terms of this Agreement will be ineffective to vest in the purported transferee any right, title or interest in or to the Pinnacle Corp. Shares purported to be Transferred and such Transfer will be void ab initio.  Neither Pinnacle Corp. nor Northwest will recognize the holder of such Pinnacle Corp. Shares for any purpose, including without limitation for purposes of the IPO, for purposes of recognizing voting rights, or the right to receive dividends or other distributions with respect to such Plan Shares.

Section 6.7.    Legend.  Each certificate evidencing Pinnacle Corp. Shares and each certificate issued in exchange for or upon the Transfer of any Pinnacle Corp. Shares will be stamped or otherwise imprinted with a legend in substantially the following form (with the second paragraph being applicable to Plan Shares only):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND VOTING RESTRICTIONS PURSUANT TO AN OMNIBUS AGREEMENT DATED JANUARY 15, 2003 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS IT MAY BE AMENDED FROM TIME TO TIME.  A COPY OF SUCH OMNIBUS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

ARTICLE VII

GOVERNANCE

Section 7.1.    Board of Directors of Pinnacle Corp.  (a)  On the Closing Date, Northwest will cause the board of directors of Pinnacle Corp. to be comprised of Stephen E. Gorman, Nicholas K. Tomassetti, Donald J. Breeding, Thomas S. Schreier, Jr., the Northwest Director and the Plan Director (each as described below) (it being understood that changes in such board composition may subsequently occur).  On and after the Closing Date, Northwest will be entitled by virtue of the Series A Preferred Share to designate and elect two individuals to Pinnacle Corp.’s board of directors (one of whom is referred to as the “Northwest Director”).  For so long as the Plans hold at least 5% of the outstanding Pinnacle Corp. Shares, Northwest will permit Fiduciary Counselors on behalf of the Plans to designate an individual to be one of the two directors that Northwest is entitled to designate and elect by virtue of being the holder of the Series A Preferred Share.  The individual designated by Fiduciary Counselors on behalf of the Plans to serve on the Pinnacle Corp. board of directors is referred to as the “Plan Director”.  Northwest as holder of the Series A Preferred Share will promptly cause the Northwest Director and the Plan Director to be elected to the board.  The parties acknowledge that the Plan Director is not intended to act as a fiduciary (within the meaning of Section 3(21) of ERISA) for any purpose with respect to the Plans solely by reason of the Plan Director’s appointment as a director of Pinnacle Corp.  The parties further acknowledge that neither the Plan Director nor any director elected by Northwest as the holder of the Series A Preferred Share is an Affiliate or agent of NWA Corp., Northwest, Pinnacle Corp., Pinnacle Airlines, Fiduciary Counselors or the Plans.

(b)           The Plan Director will have the right to serve on the audit committee of Pinnacle Corp.’s board of directors, to the extent permissible under applicable Laws and applicable NASD and stock exchange requirements.

(c)           On the Closing Date, Dirk McMahon will be designated by Northwest to be the Northwest Director and Richard Peiser will be designated by Fiduciary Counselors on behalf of the Plans as the Plan Director and will be elected to the board by Northwest as the holder of the Series A Preferred Share.

Section 7.2.    Certain Approval Rights.  (a)  Beginning when the Plans hold more than 50% of the issued and outstanding Pinnacle Corp. Shares until the earlier of (i) the date at which the Plans hold less than 25% of the issued and outstanding Pinnacle Corp. Shares or (ii) such time as the Put Option has terminated with respect to all Plan Shares in accordance with Article VIII hereof, the affirmative vote of the Plan Director will be required to:

(A)          approve (1) the election or appointment of any new chief executive officer of Pinnacle Corp. and (2) the compensation of such chief executive officer;
(B)           authorize and approve any modification, amendment or other change to the terms of the Note; and
(C)           authorize and approve any amendment to the Amended and Restated Charter of Pinnacle Corp. or the bylaws of Pinnacle Corp. that affects Plan Shares as shares of Pinnacle Corp. Stock in a manner differently from any other shares of Pinnacle Corp. Stock or otherwise modifies or amends the Series A Preferred Stock.
(D)          unless the Pinnacle Corp Stock is then Publicly Traded, authorize and approve (1) any issuance of shares of capital stock of Pinnacle Corp. or (2) any transaction that would otherwise effect or result in any change in the capital structure of Pinnacle Corp.; provided, that in no circumstance will the rights of the Plan Director set forth in subclauses (1) or (2) in any way supersede or conflict with the obligations of Fiduciary Counselors set forth in Section 7.3(b) below (such that, in all cases, Fiduciary Counselors’s obligations in Section 7.3(b) will prevail over any Plan Director voting requirement set forth in this Section 7.2(a)(D); this means that if a matter being voted on by the board of directors is to be submitted to holders of Pinnacle Corp. Stock, and if in accordance with Section 7.3(b) Fiduciary Counselors is required to vote Plan Shares on such matter as recommended by the board of directors of Pinnacle Corp., then the separate requirement under this Section 7.2(a)(D) that the Plan Director must have voted to approve such matter will not apply).

(b)           The appointment of  any new chief executive officer must be approved by a majority of Pinnacle Corp.’s board of directors, excluding the Northwest Director.

Section 7.3.    Agreements of Fiduciary Counselors.  Fiduciary Counselors will direct the trustee of the Plans to vote the Plan Shares as follows:

(a)           subject to compliance by Pinnacle Corp. and Northwest with Section 7.1 and Section 7.2, to elect such individuals, and only such individuals (other than individuals elected by the holder of the Series A Preferred Share), as are nominated to the board of directors of Pinnacle Corp. by the standing board of directors of Pinnacle Corp. at any time or from time to time, except as Northwest and Fiduciary Counselors may otherwise agree; and

(b)           with respect to any contemplated Business Combination or other matter requiring approval of the holders of the Pinnacle Corp. Stock, as recommended by the board of directors of Pinnacle Corp., provided that, the terms of such Business Combination or other transaction do not treat the Plan Shares differently than any other Pinnacle Corp. Stock and such Business Combination is not an Affiliate Transaction.

Notwithstanding the foregoing provisions of this Section 7.3, Fiduciary Counselors shall cease to be bound by the provisions of this Section 7.3 following the occurrence of an Early Termination Event.

ARTICLE VIII

PUT OPTION

Section 8.1.    Exercise of the Put Option.  (a)  On the terms and subject to the conditions described in this Agreement, Northwest hereby grants to the Plans an irrevocable option (the “Put Option”) to require Northwest to purchase at any time and from time to time any or all of the Plan Shares.  In order to exercise the Put Option, the Plans must deliver to Northwest written notice specifying the particular Plan Shares as to which the Put Option is being exercised, specifying the date on which such shares were contributed to the Plans, the Floor Price of such shares and the Market Value of such shares.  The date on which Fiduciary Counselors provides Northwest with notice of its election to exercise the Put Option is the “Put Exercise Date.”  Any exercise of the Put Option will be deemed to be a contemporaneous exchange for equivalent new value.  The Put Option is personal to the Plans and may not be assigned to any other Person.

(b)           Subject to Section 8.3, no later than the applicable Put Closing Date, Northwest will, against delivery to Northwest of the certificates for the Plan Shares as to which the Put Option is being duly exercised accompanied by duly executed stock powers, pay to the Plans in immediately available funds the applicable Put Price for each such share.  The “Put Price” is the greater of the Floor Price applicable to such share and the Market Value of Pinnacle Corp. Stock with respect to which the Put Option has been exercised.

Section 8.2.    Put Closing Date.  (a)  Subject to Section 8.7, the closing date of the purchase and sale of Plan Shares with respect to which the Put Option has been exercised by Fiduciary Counselors (the “Put Closing Date”) will be the 30th calendar day after such notice is delivered to Northwest (or, if such date is not a Business Day, the next succeeding Business Day), or such other date as Northwest and Fiduciary Counselors may agree.  However, Northwest will have the right at any time, subject to clause (f) of this Section 8.2, but no later than five Business Days prior to such 30th calendar day, to defer such Put Closing Date beyond such 30th calendar day (such fifth Business Day preceding such 30th calendar day being referred to as the “Deferral Election Deadline”) for the applicable additional period described below in this Section 8.2 in order to enable Northwest to arrange for the Plan Shares as to which the Put

Option has been exercised (together with other Pinnacle Corp. Shares, if Northwest so elects) to be sold in an IPO or other registered public offering or to a third party selected by Northwest.

(b)           The maximum period by which Northwest may defer a particular Put Closing Date will be determined by the amount of Northwest Liquidity as of the date of the latest internal financial reports that are available when the deferral election is made by Northwest:

(i)            If Pinnacle Corp. has not yet consummated an IPO by the Put Exercise Date and the aggregate value of all Pinnacle Corp. Shares theretofore contributed to the Plans is equal to or less than $225,000,000 (as measured at the time of each respective Contribution):

(A)          If Northwest Liquidity is equal to or greater than $1,750,000,000, Northwest may defer the Put Closing Date for up to an additional 150 days;
(B)           If Northwest Liquidity is equal to or greater than $1,500,000,000 and less than $1,750,000,000, Northwest may defer the Put Closing Date for up to an additional 90 days;
(C)           If Northwest Liquidity is equal to or greater than $1,250,000,000 and less than $1,500,000,000, Northwest may defer the Put Closing Date for up to an additional 60 days.

(ii)           If Pinnacle Corp. has not yet consummated an IPO by the Put Exercise Date and the aggregate value of all Pinnacle Corp. Shares theretofore contributed to the Plans is greater than $225,000,000 (as measured at the time of each respective Contribution) and equal to or less than $325,000,000:

(A)          If Northwest Liquidity is equal to or greater than $1,750,000,000, Northwest may defer the Put Closing Date for up to an additional 150 days;
(B)           If Northwest Liquidity is equal to or greater than $1,600,000,000 and less than $1,750,000,000, Northwest may defer the Put Closing Date for up to an additional 90 days;
(C)           If Northwest Liquidity is equal to or greater than $1,500,000,000 and less than $1,600,000,000, Northwest may defer the Put Closing Date for up to an additional 60 days.

(iii)          If Pinnacle Corp. has not yet consummated an IPO by the Put Exercise Date and the aggregate value of all Pinnacle Corp. Shares theretofore contributed to the Plans is greater than $325,000,000 (as measured at the time of each respective Contribution):

(A)          If Northwest Liquidity is equal to or greater than $1,750,000,000, Northwest may defer the Put Closing Date for up to an additional 120 days;
(B)           If Northwest Liquidity is equal to or greater than $1,600,000,000 and less than $1,750,000,000, Northwest may defer the Put Closing Date for up to an additional 60 days;

(C)           If Northwest Liquidity is equal to or greater than $1,500,000,000 and less than $1,600,000,000, Northwest may defer the Put Closing Date for up to an additional 30 days.

(c)           If at the time the Put Option is exercised the Pinnacle Corp. Stock is Publicly Traded, the maximum deferral period specified in subclauses (A), (B) and (C) of clauses (i), (ii) and (iii) of paragraph (b) of this Section 8.2 will be shortened by 30 days each, provided that the period in (iii)(C) will remain at 30 days.

(d)           Notwithstanding the foregoing, if during any period during which the Put Closing Date has been deferred in accordance with this Section 8.2 Northwest Liquidity falls below the threshold amount that served as the basis for initially determining the duration of the deferral period, then the deferral period will be shortened to the lesser of (i) the number of days remaining in the original deferral period, or (ii) the number of days of deferral permitted in accordance with the foregoing provisions based on such lower level of Northwest Liquidity.  Conversely, if during the deferral period then in effect Northwest Liquidity increases to the minimum threshold applicable to the next higher maximum deferral period (as compared to the minimum threshold that was most recently applicable in determining the deferral period then in effect), then the deferral period will be lengthened to that which would have been in effect had Northwest Liquidity had originally been at such threshold level.  These adjustments to the deferral period will be made from time to time as warranted by the changing level of Northwest Liquidity.  Northwest will advise Fiduciary Counselors immediately upon any such adjustment being warranted.

(e)           Northwest and Fiduciary Counselors may agree on further extensions of the Put Closing Date subject to collateral arrangements being entered into that are satisfactory to Fiduciary Counselors.

(f)            Northwest’s right to defer a Put Closing Date pursuant to the foregoing provisions of this Section 8.2 is contingent upon its delivery to Fiduciary Counselors, on or before the Deferral Election Deadline, a detailed written calculation of Northwest Liquidity based on the latest internal financial reports then available.  Such written calculation shall be accompanied by a certificate of an officer of Northwest certifying such calculation.

(g)           In the event of (i) the non-compliance by Fiduciary Counselors and the Plans with their obligations described in Section 8.3(b) or (ii) the failure of the Plans to deliver to Northwest on the Put Closing Date a certificate of the trustee of the Plans to the effect that, as of such Put Closing Date, the Plans own beneficially and of record all of the Plan Shares as to which Fiduciary Counselors has exercised the Put Option, free and clear of all Encumbrances, then in the case of either (i) or (ii) the related exercise of the Put Option by Fiduciary Counselors will be deemed to have been withdrawn.

Section 8.3.    Underwritten Public Offering or Sale to Third Party.  (a)  On or prior to the applicable Put Closing Date, in lieu of purchasing the Plan Shares as to which the Put Option has been exercised, Northwest will have the option to arrange for such shares to be sold in an underwritten public offering or to a third party selected by Northwest.  In such event, the purchase and sale of such shares shall occur no later than the applicable Put Closing Date.

(b)           Actions by the Plans.  At the request of Northwest and in contemplation of such underwritten public offering or sale to a third party, Fiduciary Counselors will, on behalf of the Plans, enter into customary transactional documents relating to such underwritten public offering or sale to a third party, provided that, in no event will the Plans be obligated to (i) provide representations and warranties in such documents beyond due authorization, good title, no conflicts and other customary representations and warranties of sellers in similar transactions or (ii) provide indemnities beyond those customary for sellers in similar transactions or (iii) pay any of the fees, costs or expenses of any such underwritten public offering or sale to a third party.  In no event will Fiduciary Counselors or the Plans be required to provide any representations or warranties or indemnities as to information relating to Northwest, Pinnacle Corp. or Pinnacle Airlines or any of their respective Affiliates.

(c)           Proceeds of Underwritten Offering or Sale.  In lieu of the Put Price, the Plans will retain all of the net proceeds from the underwritten public offering or sale to a third party, as contemplated by this Section 8.3, of the Plan Shares as to which the Put Option has been exercised.

(i)            If the net proceeds received by the Plans in such underwritten public offering, on a per share basis, are equal to or greater than the applicable Floor Price, Northwest’s obligations under the Put Option with respect to such Plan Shares will be deemed to have been fully discharged.  If the net proceeds received by the Plans in a sale to a third party of such Plan Shares, on a per share basis, are equal to or greater than the Market Value of such shares, Northwest obligations under the Put Option with respect to such Plan Shares will be deemed to have been fully discharged.

(ii)           If the net proceeds received by the Plans in such underwritten public offering of such Plan Shares, on a per share basis, are less than the applicable Floor Price, Northwest will be obligated, no later than the applicable Put Closing Date, to remit to the Plans immediately available funds in an amount equal to the number of shares of Pinnacle Corp. Stock that have been thus sold times the excess of the applicable Floor Price over the net proceeds per share received by the Plans in such underwritten public offering (subject to adjustment in accordance with Section 8.5(b)).  Upon making such payment, Northwest’s obligations under the Put Option with respect to such Plan Shares will be deemed to have been fully discharged.

(iii)          If the net proceeds received by the Plans in such sale to a third party of such Plan Shares, on a per share basis, are less than the Market Value of such shares, Northwest will be obligated, no later than the Put Closing Date applicable to the Plan Shares sold to a third party, to remit to the Plans immediately available funds in an amount equal to the number of shares of Pinnacle Corp. Stock that have been thus sold times the excess of the Market Value of such Plan Shares over the net proceeds per share received by the Plans in such sale transaction (subject to adjustment in accordance with Section 8.5(b)).  Upon making such payment, Northwest’s obligations under the Put Option with respect to such Plan Shares will be deemed to have been fully discharged.

Section 8.4.    Suspension of the Put Option.  Fiduciary Counselors may not exercise the Put Option with respect to any particular Plan Shares, if on the date that would otherwise be the Put Exercise Date (i) the Pinnacle Corp. Stock is Publicly Traded and has a Market Value of

not less than 110% of the Floor Price applicable to such Plan Shares and (ii) such Plan Shares are Freely Tradable.  The provisions of this Section 8.4 will not affect the right of Fiduciary Counselors to exercise the Put Option with respect to (y) such Plan Shares on another Put Exercise Date when the Pinnacle Corp. Stock has a Market Value of less than 110% of the applicable Floor Price or such Plan Shares are not Freely Tradeable or (z) other Plan Shares.

Plan Shares are “Freely Tradable” when Pinnacle Corp. Stock is Publicly Traded and the applicable Plan Shares are either (i) eligible to be sold under Rule 144(k) to the Securities Act or (ii) able to be sold under an effective shelf registration statement on Form S-3 that is not then subject to a blackout, lockup or other restriction on or suspension of sales thereunder.

Section 8.5.    Termination of the Put Option; “Cap” on Put Price.  (a)  The Put Option will terminate with respect to any particular Plan Shares on the date on which (i) such Plan Shares are Freely Tradable, (ii) more than 50% of the outstanding shares of Pinnacle Corp. Stock are held by the public and are Publicly Traded, and (iii) one of the following applies with respect to the Floor Price of each such Plan Share:

(A)          if the Plans own less than 10% of the outstanding Pinnacle Corp. Stock on such date, the weighted average daily trading price of such Pinnacle Corp. Stock is not less than 110% of the Floor Price applicable to such remaining Plan Share for any 30 trading days within the prior 60 consecutive trading day period;
(B)           if the Plans own at least 10% but less than 25% of the outstanding Pinnacle Corp. Stock on such date, the weighted average daily trading price of such Pinnacle Corp. Stock is not less than 110% of the Floor Price applicable to such remaining Plan Share for any 60 trading days within the prior 90 consecutive trading day period; or
(C)           if the Plans own at least 25% but less than 50% of the outstanding Pinnacle Corp. Stock on such date, the weighted average daily trading price of such Pinnacle Corp. Stock is not less than 110% of the Floor Price applicable to such remaining Plan Share for any 90 trading days within a 120 consecutive trading day period;

provided that such periods specified in clauses (A) through (C) above will be tolled for any applicable black-out, lock-up or other restricted trading period.

(b)           If, in an IPO that is not initiated by Northwest in response to an exercise of the Put Option by Fiduciary Counselors, Fiduciary Counselors could sell all of the Plan Shares then held by the Plans at that time, but elects to sell less than all of such Plan Shares and the net proceeds per share in such IPO are equal to or greater than the Floor Price, the Put Option will expire with respect to such voluntarily retained Plan Shares.  If in such IPO, the net proceeds per share are less than the Floor Price, with respect to such voluntarily retained Plan Shares, Northwest’s maximum payment obligation with respect to the Put Option applicable to such voluntarily retained Plan Shares will be equal to the excess of (i) the aggregate Floor Price for such Plan Shares over (ii) the net proceeds per share received in such IPO.

Section 8.6.    Anti-Dilution Adjustment.  (a)  If Pinnacle Corp. (x) subdivides the outstanding Pinnacle Corp. Stock into a greater number of shares (for example, by means of a stock split) or (y) combines the outstanding Pinnacle Corp. Stock into a smaller number of shares (for example, by means of a reverse stock split), the Floor Price then in effect will be adjusted on a proportionate basis, and such adjusted Floor Price will be applicable to the Plan Shares originally held, as well as to any additional shares of Pinnacle Corp. Stock received in respect of such Plan Shares as a consequence of any such subdivision.

(b)           If Pinnacle Corp. makes or issues a dividend or other distribution payable in additional shares of Pinnacle Corp. Stock, the Floor Price then in effect will be decreased by multiplying such Floor Price by a fraction, the numerator of which is one and the denominator of which is one plus the number of such shares received in such dividend or other distribution in respect of each such Plan Share, and such adjusted Floor Price will be applicable to the Plan Shares originally held as well as to the additional shares of Pinnacle Corp. Stock received as a dividend or other distribution in respect of such originally held Plan Shares.  If Pinnacle Corp. makes or issues a dividend or other distribution consisting of cash, the Floor Price will be decreased by the amount of cash received in respect of each Plan Share in such dividend or other distribution.

(c)           If any of the following events occur, namely (x) any reclassification, reorganization or change of outstanding shares of Pinnacle Corp. Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Pinnacle Corp. Stock), (y) any consolidation, merger or combination of Pinnacle Corp. with or into another corporation as a result of which holders of Pinnacle Corp. Stock are entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Pinnacle Corp. Stock, or (z) any sale or conveyance of the properties and assets of Pinnacle Corp. as, or substantially as, an entirety to any other entity as a result of which holders of Pinnacle Corp. Stock are entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Pinnacle Corp. Stock (the “Exchange Consideration”), then the Plans must either (i) exercise the Put Right in accordance with Article VIII with respect to the Plan Shares to be exchanged for the Exchange Consideration such that the Put Closing Date occurs prior to the Plans’ right to receive of the Exchange Consideration (i.e., Northwest will have the right to receive the Exchange Consideration in exchange for such Plan Shares) or (ii) accept the Exchange Consideration in lieu of exercising the Put Right, in such case the Put Right will expire with respect to the Plan Shares to be exchanged for the Exchange Consideration.

(d)           If Pinnacle Corp. makes or issues a dividend or other distribution payable in securities or other property (other than cash or additional shares of Pinnacle Corp. Stock), then in order to exercise the Put Right, the Plans must deliver to Northwest the Plan Shares as to which the Put Right is being exercised together with such securities or other property previously received in respect of each such Plan Share in such dividend or other distribution.

Section 8.7.    Effect of Acceleration of Credit Facility.  Notwithstanding any other provision of this Article VIII, if at any time an acceleration of Northwest’s obligations occurs for any reason under the Credit Agreement, (a) Fiduciary Counselors may elect to exercise the Put Option and the applicable Put Closing Date will be the applicable Put Exercise Date and (b) if such acceleration under the Credit Agreement occurs after a Put Exercise Date has occurred but before the applicable Put Closing Date, the Put Closing Date shall be the date on which Northwest’s obligations under the Credit Agreement are accelerated.

Section 8.8.    Guarantee.  Guarantor unconditionally and irrevocably guarantees to Fiduciary Counselors, for the benefit of the Plans, the prompt and complete performance by Northwest when due of Northwest’s obligations pursuant to this Article VIII and such guarantee will remain in full force and effect until the Put Option has expired with respect to all of the Plan Shares in accordance with Section 8.5 above; provided, however, in the event of the voluntary or involuntary bankruptcy of Northwest, the foregoing guarantee shall survive for the duration of any applicable preference period, notwithstanding any other provision of this guarantee.

ARTICLE IX

REGISTRATION RIGHTS

Section 9.1.    Initial Public Offering.  (a)  Timing.  (i)  Subject to Section 9.1(a)(ii), Pinnacle Corp. will not undertake an IPO without the express written consent of Northwest, and such consent will be at Northwest’s sole discretion.  Northwest will have the sole and exclusive right to demand that Pinnacle Corp. undertake an IPO at any time from the date hereof until the earlier of (i) July 1, 2006 or (ii) the occurrence of an Early Termination Event (such earlier date, the “Plan IPO Demand Trigger Date”).  Upon such a demand by Northwest and at Northwest’s direction, Pinnacle Corp. will use its reasonable best efforts to cause the IPO Registration Statement or another registration statement used for the IPO to become effective, and such effectiveness will be accelerated to a date and time specified by Northwest, and to cause the IPO to occur in accordance with Northwest’s request.  The IPO will not include any shares of Pinnacle Corp. Stock to be sold for the account of Pinnacle Corp. without Northwest’s prior written consent.

(ii)           If Pinnacle Corp. has not consummated an IPO by the Plan IPO Demand Trigger Date, then the Plans as well as Northwest may at any time following such Plan IPO Demand Trigger Date demand that Pinnacle Corp. commence an IPO and cause it to occur in accordance with Section 9.1(a)(i) above (i.e., upon such demand by the Plans and at the direction of the Plans, Pinnacle Corp. will commence an IPO and cause it to occur in accordance with Section 9.1(a)(i) above).

(b)           Registration of Pinnacle Corp. Shares in IPO.  The number of Pinnacle Corp. Shares to be registered by Pinnacle Corp. in an IPO will not be less than the number of Pinnacle Corp. Shares indicated by the managing underwriter of the IPO as necessary to effect an optimal offering of such Pinnacle Corp. Shares.  The Plans will sell Plan Shares in the IPO at the direction of Northwest ratably with Northwest’s sale of Pinnacle Corp. Shares held by Northwest in the aggregate amount necessary to achieve such optimal size.  The Plans may at the discretion of Fiduciary Counselors (but will not be required) to sell Plan Shares in excess of their pro rata share of such number requested by the managing underwriter to achieve such optimal size.  However, in the event that the aggregate number of Pinnacle Corp. Shares sought to be sold by Northwest and the Plans collectively in the IPO exceeds the number of Pinnacle Corp. Shares that the managing underwriter of the IPO advises in writing can be sold without having an adverse effect on the price or distribution of the securities offered in such IPO, then Pinnacle Corp. will reduce the number of Pinnacle Corp. Shares to be included in the IPO by Northwest and the Plans on a pro rata basis based on the number of Pinnacle Corp. Shares held by Northwest and each of the Plans until the number of Pinnacle Corp. Shares to be sold by Northwest and the Plans collectively would not, in the opinion of the managing underwriter of the IPO, have an adverse effect on the price or distribution of the securities offered in the IPO.  Any Plan Shares with respect to which Fiduciary Counselors has, on behalf of the Plans, exercised the Put Option, and which have not yet been purchased by Northwest pursuant to such exercise, will, at the request of Northwest, be included as a portion of the Plan Shares sought to be sold in the IPO as contemplated by and in accordance with Section 8.3.

(c)           Proceeds from IPO.  The Plans will be entitled to retain all of the net proceeds from the sale of the Plan Shares in the IPO.  If the net proceeds to the Plans from the sale of any Plan Shares in connection with the IPO are less than the aggregate Floor Price of such Plan Shares, Northwest will be obligated at a time no later than the date of closing of such IPO to remit to the Plans immediately available funds which represent the amount by which, with respect to such Plan Shares actually sold, such net proceeds are less than the aggregate Floor Price of such Plan Shares.

(d)           Selection of Financial Advisers for IPO.  Northwest will have the exclusive right to select the investment bank(s) and manager(s) to administer the IPO on behalf of Pinnacle Corp. whether the IPO is initiated upon a demand by Northwest or by the Plans.  Northwest will consult with Fiduciary Counselors prior to finalizing any change with respect to the managing underwriter(s) selected by Northwest on behalf of Pinnacle Corp.  Fiduciary Counselors may on behalf of the Plans engage an additional independent investment bank and one legal counsel reasonably acceptable to Northwest to provide advice to the Plans in connection with the IPO and subsequent disposition of the Plan Shares by the Plans thereunder.  Northwest agrees to pay the reasonable fees and expenses of such advisor for such advisory services, and the reasonable fees and expenses of such legal counsel for its services, rendered to Fiduciary Counselors and the Plans in connection with the IPO.

(e)           Over-Allotment Allocation.  If an IPO is conducted that contemplates a sale of all of the Pinnacle Corp. Shares to the public (assuming full exercise by the underwriters of their over-allotment option in the IPO), then, at Fiduciary Counselors’s option, the underwriters’ over-allotment option may be covered exclusively by Pinnacle Corp. Shares held by Northwest.

Section 9.2.    Shelf Registration Statements.  (a)  If Pinnacle Corp. is permitted to register securities under the Securities Act on Form S-3 or any similar or successor short form registration statement, then upon the request of either Fiduciary Counselors, on behalf of the Plans, or Northwest, Pinnacle Corp. will cause to be filed and use commercially reasonable efforts to have declared effective as soon as reasonably practicable thereafter, one or more shelf registration statements pursuant to Rule 415 under the Securities Act (each a “Shelf Registration Statement,” and collectively, the “Shelf Registration Statements”).  Such Shelf Registration Statements will cover all of the Plan Shares and any Pinnacle Corp. Shares retained by Northwest following the IPO.

(b)           Each Shelf Registration Statement will be on the appropriate form and will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, permitting registration of such Pinnacle Corp. Shares for resale by Northwest and the Plans in the manner designated by them.  Each Shelf Registration Statement filed after the filing of the first Shelf Registration Statement filed pursuant to Section 9.2(a) of this Agreement will constitute a post-effective amendment to such previously filed Shelf Registration Statement under Rule 429 under the Securities Act.

Section 9.3.    Maintenance of Effectiveness.  (a)  Pinnacle Corp. will use its reasonable best efforts to keep any Shelf Registration Statement required by Section 9.2(a) continuously effective, supplemented and amended to the extent necessary to ensure that:

(i)            it is available for sales of Pinnacle Corp. Shares by Northwest and the Plans in accordance with Section 9.2(a) above; and

(ii)           it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, until such time as there are no more Plan Shares or shares held by Northwest (such period, the “Effective Period”).

(b)           Neither the Plans nor Northwest may include any Pinnacle Corp. Shares in any Shelf Registration Statement pursuant to this Agreement unless and until it furnishes to Pinnacle Corp. in writing, within 20 days after receipt of a request therefor (and the Plans and Northwest agree to provide), the information with respect to itself and its plan of distribution as specified in Item 507 or 508 of Regulation S–K, as applicable, of the Securities Act for use in connection with such Shelf Registration Statement or any prospectus or preliminary prospectus included therein.  Each of the Plans and Northwest that is selling Pinnacle Corp. Shares pursuant to such Shelf Registration Statement agrees to promptly furnish to Pinnacle Corp. additional information as to itself and its plan of distribution required to be disclosed in order to make the information previously furnished by it to Pinnacle Corp. not materially misleading.

(c)           Following the effectiveness of any Shelf Registration Statement, Pinnacle Corp. agrees to request from each of the Plans and Northwest no less often than once every six months, a certification stating the number of unregistered Pinnacle Corp. Shares that each such Plan and/or Northwest expects to offer or sell within one year of the date of such certification.  If the number of Pinnacle Corp. Shares that the Plans and Northwest collectively certify to Pinnacle Corp. as the number of Pinnacle Corp. Shares the Plans and Northwest reasonably expect to sell within one year of the date of such certification exceeds the amount registered on all Shelf Registration Statements previously filed and not yet sold, Pinnacle Corp. will as promptly as practicable file a new Shelf Registration Statement increasing the number of Pinnacle Corp. Shares registered for sale by the Plans and Northwest by the number so certified by them.

Section 9.4.    Incidental Registration.  (a)  Right to Include Shares of Common Stock.  If Pinnacle Corp. at any time after the date hereof proposes to register any of its common stock under the Securities Act (other than a registration on Form S–4 or S–8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account, in a manner which would permit registration of Plan Shares or Pinnacle Corp. Shares held by Northwest for sale to the public under the Securities Act, it will, at each such time, give prompt written notice to Northwest, Fiduciary Counselors and the Plans of its intention to do so and of Northwest’s and the Plans’ rights under this Section 9.4.  Upon the written request of either Northwest or Fiduciary Counselors made within 15 days after the receipt of any such notice (which request will specify the number of Plan Shares intended to be disposed of by the Plans or the number of Pinnacle Corp. Shares to be disposed of by Northwest, as the case may be), Pinnacle Corp. will effect the registration under the Securities Act of the Pinnacle Corp. Shares which Pinnacle Corp. has been so requested to register by Northwest and/or Fiduciary Counselors, to the extent requisite to permit the disposition of such Pinnacle Corp. Shares so to be registered; provided that if such registration involves an underwritten offering, the Plans must sell the Plan Shares to the underwriters on the same terms and conditions as apply to Pinnacle Corp. and/or Northwest, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings; provided further that in no event will Fiduciary Counselors or the Plans be required to provide any representations and warranties or indemnities as to information relating to Northwest, Pinnacle Corp. or Pinnacle Airlines or any of their respective Affiliates.  If a registration requested pursuant to this Section 9.4 involves an underwritten public offering, any seller of Pinnacle Corp. Shares requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration.

(b)           Termination of Proposed Registration.  If, at any time after giving written notice of its intention to register any securities under the Securities Act in accordance with the provisions of Section 9.4 hereof and prior to the effective date of the registration statement filed in connection with such registration, Pinnacle Corp. determines for any reason not to proceed with the proposed registration of the securities to be sold by it, Pinnacle Corp. may, at its election, give written notice of such determination to Northwest and the Plans, and, thereupon, will be relieved of its obligation to register any Pinnacle Corp. Shares in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith).

(c)           Registration Statement Form; Priority in Incidental Registrations.  (i)  If any registration requested pursuant to this Section 9.4 and which is proposed by Pinnacle Corp. to be effected by the filing of a registration statement on Form S-3 (or any successor or similar short-form registration statement) and involves an underwritten offering, and if the managing underwriter of such offering advises Pinnacle Corp. that, in its opinion, the use of another form of registration statement is of material importance to the success of the proposed offering, then such registration will be effected on such other form.

(ii)           If a registration pursuant to this Section 9.4 involves an underwritten offering and the managing underwriter advises Pinnacle Corp. in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering as contemplated by Pinnacle Corp., then Pinnacle Corp. will include in such offering the number of Pinnacle Corp. Shares requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, such amount to be allocated first, to the shares of Pinnacle Corp. Stock proposed to be sold by Pinnacle Corp. for its own account, and second, pro rata among Northwest and the Plans on the basis of the relative number of securities then held by such party (provided that any securities thereby allocated to either of Northwest or the Plans that exceed such party’s request will be reallocated among the remaining parties in a like manner if the respective requests of each of the Plans and Northwest have been satisfied).

Section 9.5.    Registration on Demand.  (a)  In addition to any demand rights the Plans may have under Section 9.1 hereof, in the event that either (i) after the IPO the Plans hold Plan Shares valued (based on the IPO price per share) at $50,000,000 or more, or (ii) an Early Termination Event occurs, the Plans will have the right to demand one registration under the Securities Act of all or part of such remaining Plan Shares (unless a shelf registration statement has been or is being effected in accordance with Section 9.2).  In addition Northwest will have the right to demand one registration under the Securities Act of all or part of such remaining Pinnacle Corp. Shares held by it following the IPO.  At any time (X) following the satisfaction of the conditions contained in clause (i) or (ii) of the previous sentence, upon the written request of Fiduciary Counselors or (Y) following the IPO, upon the written request of Northwest, in the case of either (X) or (Y) requesting that Pinnacle Corp. effect the registration under the Securities Act of all or part of the Pinnacle Corp. Shares then held by the requesting party and specifying the amount and intended method of disposition thereof, Pinnacle Corp. will use its reasonable best efforts to effect the registration under the Securities Act of such Pinnacle Corp. Shares.

(b)           Notwithstanding the foregoing, Pinnacle Corp. will not be obligated to file a registration statement relating to any registration request pursuant to this Section 9.5 within a period of six months after the effective date of any other registration statement relating to any registration request pursuant to this Agreement which was not effected on Form S-3 (or any successor or similar short-form registration statement) or relating to any registration effected under Section 9.1, or, if with respect to such registration statement, the managing underwriter, the SEC, the Securities Act or the rules and regulations thereunder, or the form on which the registration statement is to be filed, would require the conduct of an audit other than the regular audit conducted by Pinnacle Corp. at the end of its fiscal year, in which case the filing may be delayed until the completion of such regular audit.

(c)           A registration requested pursuant to this Section 9.5 will not be deemed to have been effected unless it has become effective; provided that if, within 180 days after it has become effective, the offering of the Pinnacle Corp. Shares pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have been effected, in which case, the requesting party shall be deemed to have not made a registration request under this Section 9.5 with respect to such registration.

Section 9.6.    Lock-Up.  Each of Northwest and the Plans will not effect any sales of Pinnacle Corp Shares during the 14 days prior to and up to a 180 day period beginning on the effective date of a registration statement used for the IPO if and to the extent requested in writing (with reasonable prior notice) by the managing underwriter of the IPO (except as part of the IPO).  In the case of any other underwritten public offering in accordance with this Article IX in which any of Northwest or the Plans or Pinnacle Corp. is participating, to the extent requested in writing (with reasonable prior notice) by the managing underwriter of such underwritten public offering, each of Northwest and the Plans agrees that it shall not effect any sales of Pinnacle Corp Shares from 14 days prior to and up to a 90 day period beginning on the date of consummation of such underwritten public offering (except as part of such registration).

Section 9.7.    Registration Procedures.  In connection with Pinnacle Corp.’s obligations pursuant to this Article IX (including without limitation Section 9.1, Section 9.2, Section 9.4 and Section 9.5) to effect such registrations and/or offerings to permit the sale of Pinnacle Corp. Shares in accordance with the intended method or methods of disposition thereof, and pursuant thereto Pinnacle Corp. will pay all applicable Registration Expenses and will as soon as possible:

(a)           prepare and file with the SEC a registration statement or registration statements on any appropriate form under the Securities Act available for the sale of Pinnacle Corp. Shares by Northwest or the Plans, or both, in accordance with the intended method or methods of distribution thereof, and use its reasonable best efforts to cause each such registration statement or statements to become effective and remain effective and usable for resale of Pinnacle Corp. Shares during the period that such registration statement is required to be effective and usable as provided herein, use its reasonable best efforts to not take any action that would cause such registration statement to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and cause such registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement, to comply in all material respects with any requirements of the Securities Act and the rules and regulations promulgated thereunder; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto (excluding documents that would be incorporated or deemed to be incorporated therein by reference), Pinnacle Corp. will furnish to (i) each of Northwest and the Plans holding Pinnacle Corp. Shares covered by such registration statement and/or prospectus, (ii) not more than one counsel chosen by Northwest, which counsel is reasonably acceptable to the Plans (“Special Counsel”) and (iii) the managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review of Northwest, the Plans, such Special Counsel and such underwriters, and Pinnacle Corp. will not file any such registration statement or amendment thereto or any prospectus or any supplement thereto (excluding such documents that, upon filing, will be incorporated or deemed to be incorporated by reference therein) containing any information about any of Northwest, the Plans or the managing underwriter, if any, reasonably objects.

(b)           Prepare and file with the SEC such amendments and post-effective amendments to each registration statement as may be necessary to keep such registration statement effective as provided herein; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement as so amended or in such prospectus as so supplemented.

(c)           Notify the selling Plans, Northwest and any managing underwriters (and, in each case, counsel therefor if appropriate notice information has been provided reasonably in advance to Pinnacle Corp.) promptly, and (if requested by any such Person) confirm such notice in writing:

(i)            when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a registration statement or any post-effective amendment, when the same has become effective;

(ii)           of any request by the SEC or any other Governmental Authority for amendments or supplements to a registration statement or related prospectus or for additional information;

(iii)          of the issuance by the SEC or any other Governmental Authority of any stop order, injunction or other order suspending the effectiveness of a registration statement or the initiation or threatening of any proceedings for that purpose;

(iv)          if at any time the representations and warranties of Pinnacle Corp. contained in any agreement entered into by Pinnacle Corp. in connection with the offering (including any underwriting agreement) cease to be true and correct in any material respect;

(v)           of the receipt by Pinnacle Corp. of any notification with respect to the suspension of the qualification or exemption from qualification of any of Pinnacle Corp. Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(vi)          of the occurrence of any event, circumstance or condition that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in a registration statement, prospectus or any such document so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(vii)         of Pinnacle Corp.’s reasonable determination that a post-effective amendment to a registration statement would be appropriate.

(d)           Use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any Pinnacle Corp. Shares for sale in any jurisdiction as soon as possible.

(e)           If requested by the managing underwriters, if any, or Northwest:

(i)            promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriters, if any, Northwest and the Plans agree should be included therein as may be required by applicable Law; and

(ii)           make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after Pinnacle Corp. has received notification of the matters to be incorporated in such prospectus supplement or post-effective amendment;

provided, however, that Pinnacle Corp. will not be required to take any actions under this Section 9.7(e) that are not, in the opinion of Pinnacle Corp.’s counsel, in compliance with applicable Law.

(f)            Furnish to each of Northwest and/or each of the selling Plans named in any registration statement and each managing underwriter, if any, without charge, such number of copies of the registration statement and any post-effective amendment thereto (but excluding schedules, all documents incorporated or deemed incorporated therein by reference and all exhibits, unless requested in writing by such party or such underwriter), each prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such party or managing underwriter may reasonably request in order to facilitate the public sale or other disposition of Pinnacle Corp. Shares; Pinnacle Corp. hereby consents to the use of the prospectus, including each preliminary prospectus, by each of the Plans and Northwest and each underwriter of an underwritten offering, if any, in connection with the offering and sale of Pinnacle Corp. Shares covered by the prospectus or the preliminary prospectus at such times and in such manner as permitted by this Agreement.

(g)           Prior to any public offering of Pinnacle Corp. Shares, to register or qualify or cooperate with Northwest and the selling Plans, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Pinnacle Corp. Shares for offer and sale under the securities or blue sky Laws of such jurisdictions within the United States as any seller of Pinnacle Corp. Shares or underwriter reasonably requests in writing; use its reasonable best efforts to keep such registration or qualification (or exemption therefrom) effective during the period the applicable registration statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in each such jurisdiction of Pinnacle Corp. Shares covered by the applicable registration statement; provided, however, that Pinnacle Corp. will not be required to (i) qualify to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to taxation or service of process in any such jurisdiction where it is not then so subject.

(h)           Use its reasonable best efforts to cause Pinnacle Corp. Shares covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States except as may be required solely as a consequence of the nature of business conducted by Northwest or any of the Plans, in which case Pinnacle Corp. will cooperate in all reasonable respects with the filing of such registration statement and the granting of such approvals as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Pinnacle Corp. Shares.

(i)            Cooperate with each of Northwest and the selling Plans and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Pinnacle Corp. Shares to be sold and enable such Pinnacle Corp. Shares to be in such denominations and registered in such names as Northwest, the selling Plans and the managing underwriters, if any, will request at least two Business Days prior to any sale of Pinnacle Corp. Shares.

(j)            Prepare a supplement or post-effective amendment to each registration statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Pinnacle Corp. Shares being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k)           Use its reasonable best efforts to cause all Pinnacle Corp. Shares covered by such registration statement to be:

(i)            listed on each securities exchange, if any, on which similar securities issued by Pinnacle Corp. are then listed or, if no similar securities issued by Pinnacle Corp. are then so listed, on the New York Stock Exchange or another national securities exchange as soon as the securities qualify to be so listed; or

(ii)           authorized to be quoted on the NASDAQ, as soon as the securities qualify to be so quoted.

(l)            As needed, (i) engage an appropriate transfer agent and provide the transfer agent with printed certificates for Pinnacle Corp. Shares in a form eligible for deposit with The Depository Trust Company and (ii) provide a CUSIP number for Pinnacle Corp. Shares.

(m)          Make available for reasonable inspection during normal business hours by Northwest, the Plans and any underwriter participating in any disposition of Pinnacle Corp. Shares, and any attorney or accountant retained by any such Person, all financial and other records, pertinent corporate documents and properties of Pinnacle Corp. and its subsidiaries, and cause the officers, directors and employees of Pinnacle Corp. and its subsidiaries to supply all information reasonably requested by Northwest, the Plans, any such underwriter, attorney or accountant in connection with such registration statement; provided, however, that any records, information or documents that are designated by Pinnacle Corp. in writing as confidential at the time of delivery of such records, information or documents will be kept confidential by such Persons unless:

(i)            such records, information or documents are in the public domain or otherwise publicly available;

(ii)           disclosure of such records, information or documents is required by court or administrative order; provided, that such underwriter notifies Pinnacle Corp. of any such requirement and cooperates with Pinnacle Corp. in seeking a protective or restraining order limiting such disclosure; or

(iii)          disclosure of such records, information or documents, upon reasonable advice of counsel to such Person, is otherwise required by Law (including pursuant to the requirements of the Securities Act) or the rules or regulations of any securities exchange or NASDAQ.

(n)           Within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement or amendment or supplement to a prospectus, in each case containing information regarding any of Northwest, Fiduciary Counselors and/or the Plans, provide copies of such document to such Person and/or the managing underwriter(s) of an underwritten offering, if any; fairly consider such reasonable changes in any such document prior to the filing thereof as such Person may request and not file any such document in a form to which any such Person reasonably objects; and make such of the representatives of Pinnacle Corp. as will be reasonably requested by any such Person available for discussion of such document.

(o)           Comply with all applicable rules and regulations of the SEC and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 calendar days after the end of any 12-month period (or 90 calendar days after the end of any 12–month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Pinnacle Corp. Shares are sold to underwriters in a firm commitment or reasonable best efforts underwritten offering, or (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of Pinnacle Corp., after the effective date of a registration statement, which statements will cover such 12-month period.

(p)           Pinnacle Corp. will enter into such customary agreements (including in the event of an underwritten offering, an underwriting agreement negotiated on behalf of Pinnacle Corp. by Northwest in form, scope and substance as is customary in underwritten offerings) and take all such other commercially reasonable and customary actions in connection therewith (including taking those actions directed by Northwest, the Plans or, in the event of an underwritten offering, those reasonably requested by the managing underwriters) in order to facilitate the disposition of such Pinnacle Corp. Shares and in such connection, but only where an underwriting agreement is entered into in connection with an underwritten offering:

(i)            make such representations and warranties to the underwriters, Northwest and the Plans, with respect to the businesses of Pinnacle Corp. and its subsidiaries, the registration statement, prospectus and documents incorporated by reference or deemed incorporated by reference therein, if any, and any other customary representations and warranties, in each case, in form, substance and scope as are customarily made by issuers in secondary offerings to underwriters in underwritten offerings and confirm the same if and when requested;

(ii)           obtain opinions of its counsel and updates thereof, which counsel and opinions (in form, scope and substance) will be reasonably satisfactory to the managing underwriters, if any, addressed to each of the underwriters, Northwest and the Plans covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by underwriters, Northwest or the Plans;

(iii)          use commercially reasonable efforts (provided appropriate representation letters are delivered by the underwriters) to obtain “comfort” letters and updates thereof from its independent certified public accountants (and, if necessary, any other certified public accountants of any of its subsidiaries or of any business acquired by Pinnacle Corp. for which financial statements and financial data is, or is required to be, included in the registration statement), addressed to each of the underwriters, Northwest and the Plans, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings;

(iv)          use its reasonable best efforts to the extent reasonably requested by the managing underwriters to facilitate the distribution and sale of any Pinnacle Corp. Shares to be offered, including causing Pinnacle Corp.’s management to be made available for, and assist in, the marketing and disposition of such Pinnacle Corp. Shares in the manner and to the extent directed by Northwest and the underwriters including participation by management in customary road shows, investor meetings and conferences and other similar presentations; and

(v)           deliver such documents and certificates as may be reasonably requested by the managing underwriters, if any, Northwest or the Plans to evidence the continued validity of the representations and warranties of Pinnacle Corp. and its subsidiaries made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement.

The foregoing actions will be taken in connection with each closing under such underwriting agreement as and to the extent required thereunder.

Section 9.8.    Plan Adherence to Underwriting Arrangements.  If a requested registration pursuant to this Article IX involves an underwritten offering, the Plans agree to enter into the customary underwriting agreement negotiated by Northwest on behalf of Pinnacle Corp. in accordance with Section 9.7(p) above; such underwriting agreement (i) will permit the Plans to receive and rely upon any officer’s certificates or opinions delivered by or on behalf of Pinnacle Corp. to the underwriters thereunder, and (ii) may include indemnification provisions in favor of underwriters and other persons, and may include such other obligations of the Plans as are customarily applicable to a selling stockholder, including the obligation to deliver customary legal opinions.  The Plans agree to take such other actions in connection with the offering as Northwest or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Plan Shares, including the execution and delivery of share certificates and stock powers representing the Plan Shares to be disposed of in the offering.  The Plans will sell the Plan Shares in accordance with such underwriting agreement, on the same economic terms that shares of Pinnacle Corp. Shares held by Northwest are sold in the offering, subject to Article VIII of this Agreement.

Section 9.9.    Indemnification.  (a)  Indemnification by Pinnacle Corp.  In the event of any registration of any Pinnacle Corp. Shares under the Securities Act pursuant to this Agreement, Pinnacle Corp. will, and it hereby does, indemnify and hold harmless, the seller of any Pinnacle Corp. Shares covered by such registration statement, each affiliate of such seller and their respective directors and officers or general and limited partners (including any director, officer, affiliate, employee, agent and controlling Person of any of the foregoing), each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act (collectively, the “Section 9.9(a) Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including reasonable attorney’s fees and reasonable expenses of investigation) to which such Section 9.9(a)

Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement (including any amendment or supplement thereto) under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and Pinnacle Corp. will reimburse such Section 9.9(a) Indemnified Party for any legal or any other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, liability, action or proceeding, as such expenses are incurred; provided that Pinnacle Corp. will not be liable to any Section 9.9(a) Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to Pinnacle Corp. with respect to such seller through an instrument duly executed by such seller specifically stating that it is for use in the preparation thereof; and provided, further, that Pinnacle Corp. will not be liable to any Person who participates as an underwriter in the offering or sale of Pinnacle Corp. Shares or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, under the indemnity agreement in this Section 9.9 with respect to any preliminary prospectus or the final prospectus or the final prospectus as amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such underwriter or controlling Person results from the fact that such underwriter sold Pinnacle Corp. Shares to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if Pinnacle Corp. has previously furnished copies thereof to such underwriter.  For purposes of the last proviso to the immediately preceding sentence, the term “prospectus” will not be deemed to include the documents incorporated therein by reference, and no Person who participates as an underwriter in the offering or sale of Pinnacle Corp. Shares or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, will be obligated to send or give any supplement or amendment to any document incorporated by reference in any preliminary prospectus or the final prospectus to any person other than a person to whom such underwriter had delivered such incorporated document or documents in response to a written request therefor.  Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such seller or any Section 9.9(a) Indemnified Party, or any of their respective affiliates, directors, officers or controlling persons, and will survive the transfer of such securities by such seller.

(b)           Indemnification by Sellers and Underwriters.  Pinnacle Corp. may require, as a condition to including any Pinnacle Corp. Shares in any registration statement filed in accordance with this Article IX, that Pinnacle Corp. will have received an undertaking reasonably satisfactory to it from each prospective seller of such Pinnacle Corp. Shares or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 9.9(a)) Pinnacle Corp. and all other prospective sellers (collectively, the

“Section 9.9(b) Indemnified Parties” and, together with the Section 9.9(a) Indemnified Parties, the “Indemnified Parties”) with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Pinnacle Corp. with respect to such seller through an instrument duly executed by such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing.  Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of any Section 9.9(b) Indemnified Party, or any of its affiliates, directors, officers or controlling Persons and will survive the transfer of such securities by such seller.  In no event will the liability of any seller of Pinnacle Corp. Shares hereunder be greater in amount than the dollar amount of the proceeds received by such seller of Pinnacle Corp. Shares upon the sale of the Pinnacle Corp. Shares giving rise to such indemnification obligation.

(c)           Notices of Claims, Etc.  Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 9.9, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 9.9, give written notice to the latter of the commencement of such action; provided that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 9.9, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.  In case any such action is brought against an Indemnified Party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.  Notwithstanding the indemnifying party’s election to appoint counsel to represent an Indemnified Party in an action, such Indemnified Party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent such Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both such Indemnified Party and the indemnifying party and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or other Indemnified Parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of such action, or (iv) the indemnifying party shall authorize such Indemnified Party to employ separate counsel at the expenses of the indemnifying party.  No indemnifying party will consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term thereof, the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation and

(ii) includes a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d)           Contribution.  If the indemnification provided for in this Section 9.9 from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and Indemnified Parties will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party under this Section 9.9 as a result of the losses, claims, damages, liabilities and expenses referred to above will be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 9.9(d), no seller of Pinnacle Corp. Shares (other than a Person that participates as an underwriter in the offering or sale of Pinnacle Corp. Shares) shall be required to contribute any amount in excess of the amount by which the dollar amount of the proceeds received by such seller from the sale of such Pinnacle Corp. Shares (after deducting any fees, discounts and commissions applicable thereto) exceeds the amount of any damages which such seller has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Person that participates as an underwriter in the offering or sale of Pinnacle Corp. Shares shall be required to contribute any amount in excess of the amount by which the total price at which the Pinnacle Corp. Shares underwritten by it and distributed to investors were offered to investors exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)           Other Indemnification.  Indemnification similar to that specified in the preceding subdivisions of this Section 9.9 (with appropriate modifications) will be given by Pinnacle Corp. and each seller of Pinnacle Corp. Shares with respect to any required registration or other qualification of securities under any federal or state Law or regulation or governmental authority other than the Securities Act.

(f)            Non–Exclusivity.  The obligations of the parties under this Section 9.9 will be in addition to any liability which any party may otherwise have to any other party.

Section 9.10.    Rule 144.  Pinnacle Corp. covenants to the holders of Pinnacle Corp. Shares that to the extent Pinnacle Corp. shall be required to do so under the Exchange Act, it shall timely file the reports required to be filed by under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 adopted by the SEC under the Securities Act) and the rules and regulations adopted by the SEC thereunder, and shall take such further action as any holder of Pinnacle Corp. Shares may reasonably request, all to the extent required from time to time to enable such holder to sell Pinnacle Corp. Shares without registration under the Securities Act within the limitations provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar or successor rule or regulation hereafter adopted by the SEC.  Upon the request of any holder of Pinnacle Corp. Shares in connection with that holder’s sale pursuant to Rule 144, Pinnacle Corp. shall deliver to such holder a written statement as to whether it has complied with such requirements.

ARTICLE X

CONDITIONS PRECEDENT FOR CLOSING AND CONTRIBUTIONS

Section 10.1.    Conditions Precedent to Closing.  (a)  Conditions to the Obligations of the Parties.  The obligation of Pinnacle Airlines, Pinnacle Corp., Northwest and Fiduciary Counselors to consummate the transactions contemplated by Article II, the Initial Contribution and the Additional Initial Contribution is subject to the fulfillment by or at Closing of each of the following conditions:

(i)            No order will be in effect which prohibits, restricts or enjoins, and no Action will be pending or threatened which would reasonably be expected to prohibit, restrict, enjoin or nullify, or which would reasonably be expected to result in material damages with respect to or otherwise materially adversely affect, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(ii)           The Department of Labor will have issued a proposed exemption pursuant to Section 408(a) of ERISA and Section 4975(c)(2) of the Code with respect to the transactions contemplated by this Agreement; and

(b)           Conditions to Northwest’s Obligations.  The obligation of Northwest to consummate the transactions contemplated by Article II, the Initial Contribution and the Additional Initial Contribution is subject to the fulfillment by or at the Closing of the following conditions, any or all of which may be waived in writing by Northwest at its full discretion:

(i)            The representations and warranties of Fiduciary Counselors contained in this agreement that are qualified as to materiality or Material Adverse Effect will be true and correct and those not so qualified will be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date, except in the case of representations and warranties which are expressly made as of a different date (in which case such representations and warranties will be true and correct or true and correct in all material respects, as applicable, on and as of such different date);

(ii)           Fiduciary Counselors will have performed or complied with all agreements, undertakings and covenants required by this Agreement to be performed or complied with by Fiduciary Counselors at or prior to the Closing Date;

(iii)          Fiduciary Counselors will have delivered to Northwest a certificate, dated the Closing Date and signed by an officer of Pinnacle Corp., to the effect set forth in clause (i) above (with respect to the representations and warranties set forth in Section 5.3) and clause (ii) above; and

(iv)          Fiduciary Counselors and Pinnacle Corp. will have executed and delivered to Northwest this Agreement.

(c)           Conditions to Fiduciary Counselors’s Obligations.  The obligation of Fiduciary Counselors to consummate the transactions contemplated by Article II, the Initial Contribution and the Additional Initial Contribution is subject to the fulfillment by or at the Closing of the following conditions, any or all of which may be waived in writing by Fiduciary Counselors at its full discretion:

(i)            The representations and warranties of NWA Corp. and Northwest contained in Section 5.1 of this Agreement that are qualified as to materiality or Material Adverse Effect will be true and correct and those not so qualified will be true and correct in all material respects, and the representations and warranties of NWA Corp., Northwest and Pinnacle Corp. contained in Section 5.2 of this Agreement that are qualified as to materiality or Material Adverse Effect will be true and correct and those not so qualified will be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date, except in the case of representations and warranties which are expressly made as of a different date (in which case such representations and warranties will be true and correct or true and correct in all material respects, as applicable, on and as of such different date);

(ii)           Each of NWA Corp., Northwest and Pinnacle Corp. will have performed or complied in all material respects with all agreements, undertakings and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date;

(iii)          NWA Corp. and Northwest will have delivered to Fiduciary Counselors a joint certificate, dated the Closing Date and signed by officers of each of NWA Corp. and Northwest, to the effect set forth in clause (i) above (with respect to the representations and warranties set forth in Section 5.1 and Section 5.2) and clause (ii) above and Northwest will have delivered to Fiduciary Counselors a certificate dated the Closing Date and signed by an officer of Pinnacle Corp., to the effect set forth in clause (ii) above;

(iv)          Pinnacle Corp. will have caused to be filed the Amended and Restated Certificate of Incorporation of Pinnacle Corp.;

(v)           Northwest and Pinnacle Corp. will have executed and delivered to Fiduciary Counselors this Agreement;

(vi)          Northwest will amend each Plan and accompanying Master Trust to the extent necessary and proper to implement the provisions of this Agreement;

Section 10.2.    Conditions to Fiduciary Counselors’s Obligation to Accept the Initial Contribution.  The obligation of Fiduciary Counselors to accept on behalf of the Plans the Initial Contribution and the Additional Initial Contribution contemplated by this Agreement is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived in writing by Fiduciary Counselors in its sole discretion:

(a)           The representations and warranties of NWA Corp. and Northwest contained in Section 5.1 of this Agreement that are qualified as to materiality or Material Adverse Effect will be true and correct and those not so qualified will be true and correct in all material respects, and the representations and warranties of NWA Corp., Northwest and Pinnacle Corp. contained in Section 5.2 of this Agreement that are qualified as to materiality or Material Adverse Effect will be true and correct and those not so qualified will be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date, except in the case of representations and warranties which are expressly made as of a different date (in which case such representations and warranties will be true and correct or true and correct in all material respects, as applicable, on and as of such different date);

(b)           Each of NWA Corp., Northwest and Pinnacle Corp. will have performed or complied in all material respects with all agreements, undertakings and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date;

(c)           NWA Corp. and Northwest will have delivered to Fiduciary Counselors a joint certificate, dated the Closing Date and signed by officers of each of NWA Corp. and Northwest, to the effect set forth in clause (a) above (with respect to the representations and warranties set forth in Section 5.1 and Section 5.2) and clause (b) above and Pinnacle Corp. will have delivered to Fiduciary Counselors a certificate, dated the Closing Date and signed by an officer of Pinnacle Corp., to the effect set forth in clause (b) above; and

(d)           Pinnacle Corp. and Northwest will have executed and delivered to Fiduciary Counselors this Agreement, and the share exchange contemplated by Article II of this Agreement will have been consummated.

Section 10.3.    Conditions to Fiduciary Counselors’s Obligation to Accept Subsequent Contributions.  The obligation of Fiduciary Counselors to accept on behalf of the Plans Subsequent Contributions contemplated by this Agreement is subject to the fulfillment by or at the date of such Subsequent Contribution of each of the following conditions, any or all of which may be waived in writing by Fiduciary Counselors in its sole discretion:

(a)           The representations and warranties of NWA Corp. and Northwest contained in Section 5.1 of this Agreement that are qualified as to materiality or Material Adverse Effect will be true and correct and those not so qualified will be true and correct in all material respects,and the representations and warranties of NWA Corp., Northwest and Pinnacle Corp. contained in Section 5.2 of this Agreement that are qualified as to materiality or Material Adverse Effect will be true and correct and those not so qualified will be true and correct, in each case on and as of the date of such Subsequent Contribution as though made on and as of the date of such Subsequent Contribution, except in the case of representations and warranties which are expressly made as of a different date (in which case such representations and warranties will be true and correct or true and correct, as applicable, on and as of such different date);

(b)           Each of NWA Corp., Northwest and Pinnacle Corp. will have performed or complied with all agreements, undertakings and covenants required by this Agreement to be performed or complied with by each of them at or prior to the date of such Subsequent Contribution; and

(c)           NWA Corp. and Northwest will have delivered to Fiduciary Counselors a joint certificate, dated the date of such Subsequent Contribution and signed by officers of each of NWA Corp. and Northwest, to the effect set forth in clause (a) above (with respect to the representations and warranties set forth in Section 5.1) and clause (b) above, and Pinnacle Corp. will have delivered to Fiduciary Counselors a certificate dated, the date of such Subsequent Contribution and signed by an officer of Pinnacle Corp. to the effect set forth in clause  (b) above.

(d)           The Department of Labor will have issued a final exemption pursuant to Section 408(a) of ERISA and Section 4975(c)(2) of the Code with respect to the transactions contemplated by this Agreement prior to any Subsequent Contribution being made pursuant to Article IV of this Agreement.

ARTICLE XI

ADDITIONAL AGREEMENTS AND COVENANTS

Section 11.1.    Arms Length Transactions.  All transactions involving the Plans in connection with the contribution of Pinnacle Corp. Shares to the Plans will be conducted and completed on terms no less favorable to the Plans than arms’ length transactions involving unrelated parties.  No commissions, fees, costs, charges or other expenses will be borne by the Plans in connection with any acquisition, holding or disposition of Pinnacle Corp. Shares to or from the Plans, other than the underwriters discount or other broker-dealer fees or commissions charged in any sale of such shares.

Section 11.2.    Rights Agreement and Stock Incentive Plan.  (a)  Pinnacle Corp. will take all requisite action to approve the Rights Agreement, in substantially the form attached as Exhibit B-1 hereto or with such changes as may be approved by the Plan Director so that it shall be effective at or prior to the IPO, and once effective, will keep such Rights Agreement in effect until such time as all the parties hereto otherwise agree.  Fiduciary Counselors, on behalf of the Plans, hereby consents to the adoption of such Rights Agreement by Pinnacle Corp. and agrees not to challenge the adoption thereof.

(b)           Each of Northwest and the Plans agrees to cause Pinnacle Corp. to, and Pinnacle Corp. agrees to, adopt at or prior to the consummation of the IPO the Pinnacle Airlines Corp. 2003 Stock Incentive Plan substantially in the form attached hereto as Exhibit B-2 or with such changes as may be approved by the Plan Director pursuant to which (i) not more than 5% of the outstanding shares of Pinnacle Corp. Stock (on a fully-diluted basis) will be made available pursuant to such 2003 Stock Incentive Plan at the time of or after the IPO and (ii) unless otherwise agreed by Fiduciary Counselors and Northwest, premium priced options will only be granted in the manner contemplated by the IPO Registration Statement (but if the Floor Price is greater than the IPO price, the Floor Price, rather than the IPO price, will be used in determining the exercise prices for the premium priced options).

Section 11.3.    Affiliate Transactions.  Except as otherwise specifically contemplated by this Agreement, and except with respect to immaterial transactions in the ordinary course of business, for so long as the Plans hold any Plan Shares, any transaction between Pinnacle Corp., on the one hand, and Northwest or one of its Affiliates, on the other hand, that is not pursuant to and in accordance with the Airline Services Agreement or any other agreement entered into on or before the Closing Date (all of which other agreements are listed on Exhibit E), will be subject to the following requirements:

(a)           each such transaction must be approved by a majority of the independent directors serving on the board of directors of Pinnacle Corp.;

(b)           if the transaction is outside the ordinary course of business and involves more than $2,000,000 in the aggregate, or if the transaction is in the ordinary course of business and involves more than $5,000,000 in the aggregate, such transaction must (i) be approved by a majority of the independent directors serving on Pinnacle Corp.’s board of directors, and (ii) at the request of a majority of the independent directors serving on Pinnacle Corp’s board of directors, a nationally recognized investment banking firm will deliver a fairness opinion with respect to such transaction addressed to Pinnacle Corp.’s board of directors; and

(c)           if the transaction involves more that $10,000,000 in the aggregate, such transaction must be approved by a majority of the independent directors serving on the board directors of Pinnacle Corp., and such majority must include the Plan Director.

Section 11.4.    Changes to the Airline Services Agreement.  Notwithstanding the requirements specified in Section 11.3 above, any change to the Airline Services Agreement as amended, restated or otherwise in effect at the time of the Initial Contribution, including any early termination of the Airline Services Agreement by Pinnacle Corp., must be approved by a majority of the board directors of Pinnacle Corp., which majority must include the Plan Director.

Section 11.5.    Liquidity Notice.  For the calendar quarter ending on March 31, 2003, and each calendar quarter thereafter, Northwest will provide to Fiduciary Counselors a notice of Northwest Liquidity (a “Liquidity Notice”) as of the end of each such quarter as promptly as practicable after the end of such quarter, provided, however, that the timing of delivery of a Liquidity Notice will be shortened:

(a)           if the aggregate value of all Pinnacle Corp. Shares contributed to the Plans is equal to or less than $225,000,000 (as measured at the time of each respective Contribution) and (i) if Northwest Liquidity at the end of any month is less than $1,750,000,000, Northwest will provide a Liquidity Notice to Fiduciary Counselors as of the end of each month, as promptly as practicable after the end of such month, until such time as its liquidity is greater than $1,750,000,000, and (ii) if Northwest Liquidity at the end of any week is less than $1,500,000,000, Northwest will provide a Liquidity Notice to Fiduciary Counselors as of the end of each week, as promptly as practicable after the end of each week, until such time as Northwest Liquidity is greater than $1,500,000,000; and

(b)           if the aggregate value of all Pinnacle Corp. Shares contributed to the Plans is greater than $225,000,000 (as measured at the time of each respective Contribution) and (i) if Northwest Liquidity at the end of any month is less than $1,750,000,000, Northwest will provide a Liquidity Notice to Fiduciary Counselors as of the end of each month, as promptly as practicable after the end of such month, until such time as its liquidity is greater than $1,750,000,000, and (ii) if Northwest Liquidity at the end of any week is less than $1,600,000,000, Northwest will provide a Liquidity Notice to Fiduciary Counselors as of the end of each week, as promptly as practicable after the end of each week, until such time as Northwest Liquidity is greater than $1,600,000,000.

Notwithstanding Section 11.5(a) or Section 11.5(b), Fiduciary Counselors agrees to waive any such weekly Liquidity Notice requirements until the aggregate value of all Plan Shares (as measured at the time of each respective Contribution) is greater than or equal to $50,000,000.

Section 11.6.    Additional Information.  (a)  In addition to the information required by Section 11.5, Northwest will provide to Fiduciary Counselors the information required in Sections 6.1, 6.2, 6.7 and 6.11 of the Credit Agreement, and any other information required to be provided to the lenders under the Credit Agreement.  In addition, Northwest will provide to Fiduciary Counselors copies of any amendments or other documents, instruments or agreements evidencing any modifications of or changes or supplements to the Credit Agreement as soon as reasonably practicable.

(b)           No later than January 15th of each year Fiduciary Counselors will provide Northwest with a written valuation of the per share value of all shares of Pinnacle Corp. Shares held by the Plans as of December 31st of the preceding year.

Section 11.7.    Duty of Independent Fiduciary; Liquidity.  Fiduciary Counselors shall exercise the rights accorded to the Plans in connection with this Agreement and shall exercise such rights consistent with the fiduciary standards of ERISA.  Fiduciary Counselors shall determine that the acquisition, holding and disposition of the Plan Shares by the Plans is consistent with the fiduciary standards of ERISA.  Such determination is subject to the determination from time to time by an appropriate fiduciary of the Plans designated by Northwest (other than Fiduciary Counselors) such person, (a “Plan Fiduciary”) that the holding of the Plan Shares by the Plans does not at such time and will not in the foreseeable future impair the liquidity of the Plans such that the Plans would not be able to pay benefits and expenses when due.  If a Plan Fiduciary determines that the liquidity of the Plans would be impaired in the way described in this Section 11.7, such Plan Fiduciary will direct Fiduciary Counselors to cause the Plans to dispose of all or a portion of the Plan Shares to the extent commercially reasonable and Fiduciary Counselors will cause the Plans to dispose such Plan Shares in accordance with the terms of this Agreement.

Section 11.8.    Agreements with Respect to Certain Tax Matters

(a)           In connection with a transaction intended to be eligible for an election under Section 338 of the Code with respect to the Pinnacle Corp. Shares (whether an IPO or otherwise), at the request of Northwest, each of Northwest and Fiduciary Counselors on behalf of the Plans hereby agrees to take all necessary or desirable actions permissible under applicable Law to incorporate a newly formed Delaware corporation holding corporation (“IPO Corp.”) to be the sole stockholder of Pinnacle Corp., including, without limitation, (i) causing an exchange of 100% of the Pinnacle Corp. Shares held by Northwest and the Plans for 100% of the shares of common stock of IPO Corp. (the “IPO Common Shares”) and (ii) causing an exchange of the Series A Preferred Share held by NWA for one share of Series A Preferred Stock, par value $0.01 per share, of IPO Corp. (“IPO Preferred Share”).  Subject to Section 11.8(b) below, the IPO Common Shares will be received by Northwest and the Plans pro rata in accordance with their ownership of Pinnacle Corp. Shares.  Each of the parties hereof agrees to take all necessary or desirable actions permissible under applicable Law (i) to cause each Pinnacle Corp. Share and the Series A Preferred Share outstanding immediately prior to the effective time of the share exchange referred to above to be exchanged for a share of capital stock of IPO Corp. having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the Pinnacle Corp. Share and the Series A Preferred Share being exchanged, (ii) to cause the certificate of incorporation, bylaws and other organizational documents of IPO Corp. immediately following the effective time of the share exchange referred to above contain provisions identical to the Amended and Restated Charter of Pinnacle Corp., its bylaws and other organizational documents  immediately prior to the effective time of such share exchange (other than provisions, if any, in the certificate of incorporation regarding the incorporator or incorporators, the corporate or entity name, the registered office and agent, the initial board of  directors and the initial subscribers for shares, references to members rather than stock or shares, references to managers, managing members or other members of the governing body rather than directors and such provisions contained in any amendment to the certificate of incorporation as were necessary to effect a change, exchange, reclassification, subdivision, combination or cancellation of stock, if such change, exchange, reclassification, subdivision, combination or cancellation has become effective), and (iii) to enter into any stockholders’ and registration rights agreements, and any other agreements and documents as shall be necessary and appropriate to make applicable to IPO Corp., the IPO Common Shares and the IPO Preferred Share the substance of the agreements contemplated hereunder that are applicable to Pinnacle Corp., the Pinnacle Corp. Shares and the Series A Preferred Share.

(b)           At the time of the formation of IPO Corp., in addition to the IPO Common Shares the following additional interests shall be issued:  Northwest on the one hand and the Plans on the other shall receive, respectively, Additional Consideration totaling in the aggregate $1,000,000 in value, in the same proportion as the amount of Pinnacle Corp. Shares owned by each of Northwest and the Plans respectively as of the time of the formation of IPO Corp. bears to the total number of Pinnacle Corp. Shares outstanding as of the time of the formation of the IPO Corp.  “Additional Consideration” shall mean (i) in the case of Northwest, a promissory note of IPO Corp. payable to the order of Northwest (the “IPO Note”) and (ii) in the case of the Plans, IPO Common Shares.

(c)           At the time of the formation of IPO Corp., each of Northwest and the Plans will cause IPO Corp. to, and Pinnacle Corp. will and will cause Pinnacle Airlines (and any Affiliate) to, enter into a Tax Sharing Agreement substantially in the form of Exhibit D attached hereto with Northwest and NWA Corp. (the “IPO Tax Sharing Agreement”).

(d)           (i)  As of the date of the share exchange contemplated by Section 11.8(a), each of IPO Corp. and Pinnacle Corp. irrevocably and unconditionally guarantees jointly and severally to Northwest the due and punctual performance by Pinnacle Airlines and its Affiliates of their respective covenants, obligations and duties, whether now or hereafter existing, to Northwest and its Affiliates under the IPO Tax Sharing Agreement so that in the event Pinnacle Airlines or its Affiliates fail to observe or perform any covenant, obligation or duty on their part to be observed or performed thereunder, IPO Corp. and Pinnacle Corp. will observe and perform that covenant, obligation or duty, as the case may be.

(ii)           The liability of each of IPO Corp. and Pinnacle Corp. pursuant to this Section 11.8(d) will not be discharged or affected in any way by (A) the granting of time or other indulgence or concession to any of Pinnacle Airlines or its Affiliates under the IPO Tax Sharing Agreement, (B) any amendment to the IPO Tax Sharing Agreement, (C) any compromise, release, abandonment, waiver, variation or relinquishment of the rights of any of Northwest or its Affiliates against any of Pinnacle Airlines or its Affiliates under the IPO Tax Sharing Agreement or by any omission to enforce such rights, (D) any present or future Law, regulation or order of any jurisdiction or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any obligation of Pinnacle Airlines or its Affiliates under the IPO Tax Sharing Agreement, or (E) any other act, omission, dealing or matter whatsoever (including without limitation, any change in the certificate of incorporation or bylaws of any of Pinnacle Airlines or its Affiliates or the liquidation, dissolution, reorganization or merger of any of Pinnacle Airlines or its Affiliates) that would or might release either of IPO Corp. or Pinnacle Corp. from any or all of its respective obligations under this Section 11.8(d).

(iii)          The guarantee provided under this Section 11.8(d) will be continuing and will remain in full force and effect until 120 days after the due performance, observance and fulfillment by Pinnacle Airlines and its Affiliates of all of their respective covenants, terms, provisions and conditions contained in the IPO Tax Sharing Agreement.  Notwithstanding the foregoing, if at any time after the termination of the guarantee provided under this Section 11.8(d) pursuant to the preceding sentence, any payment made under the IPO Tax Sharing Agreement is rescinded or must be returned due to the insolvency, bankruptcy or reorganization of any of Pinnacle Airlines or its Affiliates, the guarantee provided under this Section 11.8(d) will be reinstated.

(iv)          The guarantee provided under this Section 11.8(d) is in addition to and will not waive or prejudice or be waived or prejudiced by any other guarantee, indemnity, security, claim, right or remedy against any third party that any of Northwest or its Affiliates may have for the due performance of the obligations guaranteed hereby, including, without limitation, any rights that any of Northwest or its Affiliates may have against any of Pinnacle Airlines or its Affiliates under the IPO Tax Sharing Agreement or at law or in equity.

(v)           Any amount not paid by Pinnacle Airlines or its Affiliates properly due under the IPO Tax Sharing Agreement and not recoverable from either IPO Corp. or Pinnacle Corp. on the basis of a guarantee (whether because of any legal limitation, disability or incapacity on the part of Pinnacle Airlines or its Affiliates or any other matter or thing, whether known to Northwest or its Affiliates or not) will be nevertheless recoverable from IPO Corp. or Pinnacle Corp. on the basis of a full indemnity.

(vi)          Each of IPO Corp. and Pinnacle Corp. will be primarily and jointly and severally liable with Pinnacle Airlines and its Affiliates to observe and perform the covenants, obligations and duties on the respective parts of Pinnacle Airlines and its Affiliates under the IPO Tax Sharing Agreement and to indemnify Northwest and its Affiliates in respect of all those matters for which Pinnacle Airlines and its Affiliates are responsible to Northwest and its Affiliates under the Plan Fiduciary Agreement and the Second Tax Sharing Agreement.  Northwest and its Affiliates may require each of IPO Corp. and Pinnacle Corp. to observe and perform all such covenants, obligations and duties as aforesaid and to indemnify Northwest and its Affiliates as aforesaid without first (or ever) taking proceedings against Pinnacle Airlines or its Affiliates or any other persons.  Each of IPO Corp. and Pinnacle Corp. waives any right that it may have to require any of Northwest or its Affiliates to proceed against any of IPO Corp., Pinnacle Corp. or Pinnacle Airlines, their respective Affiliates or any other person or to exhaust any security held by any of Northwest, its Affiliates or any other person, or to pursue any other remedy in its power.

(vii)         Each of IPO Corp and Pinnacle Corp. hereby waives and will have no right of subrogation with respect to any payment made pursuant to its guarantee under this Section 11.8(d).

(viii)        Each of IPO Corp. and Pinnacle Corp. hereby waives all presentment, demands for performance, protests, notices of nonperformance, protest, dishonor, amendment or acceptance of the guarantee, and any other formality with respect to any of the obligations of the guarantee under this Section 11.8(d).

Section 11.9.    Failure by Department of Labor to Issue Final Exemption.  (a)  Cure.  If the Department of Labor withdraws the proposed exemption referred to in Section 10.1(a)(ii) or fails to issue a final exemption pursuant to Section 408(a) of ERISA and Section 4975(c)(2) of the Code with respect to the transactions contemplated by this Agreement, Northwest shall be required to purchase all Plan Shares for cash as soon as practicable or otherwise cure as soon as practicable the failure to obtain such final exemption through any lawful means.  In the event that Northwest purchases the Plans Shares for cash, the per share purchase price of such Plan Shares will be the greater of the aggregate Floor Price applicable to such Plan Shares or the Market Value of such Plan Shares on the date of purchase by Northwest.

(b)           Indemnification.  (i)  As provided in Section 10.1(a)(ii) of this Agreement, Fiduciary Counselors will make decisions on behalf of the Plans regarding the acceptance of proposed contributions of Pinnacle Corp. Shares conditioned on, among other things, the

Department of Labor’s issuing a proposed exemption.  Northwest expects that the Department of Labor will finalize the proposed exemption after the Initial Contribution and when the proposed exemption becomes final it will apply retroactively to the Initial Contribution.  Northwest and Fiduciary Counselors agree that Fiduciary Counselors will perform its duties set forth in this Agreement and in the Plan Fiduciary Agreement even though the Department of Labor is expected not to have issued a final exemption on the date of the Initial Contribution.

In consideration of the foregoing, Northwest agrees to hold harmless and indemnify Fiduciary Counselors and its Affiliates against any and all claims, costs, damages, expenses, taxes and liabilities (including reasonable attorney’s fees and costs) that Fiduciary Counselors and its Affiliates may incur to any party (including, but not limited to, the Plans, any participant or beneficiary thereof, the Department of Labor or the Internal Revenue Service) solely as a result of the Department of Labor’s determination not to grant a final exemption with respect to a Contribution previously accepted by Fiduciary Counselors on behalf of the Plans following the Department of Labor’s issuance of a proposed exemption; provided, however, that the foregoing indemnification shall not apply to the extent that the Department of Labor determines not to grant a final exemption as a result of a materially false representation made by Fiduciary Counselors or any of its Affiliates to Northwest or to the Department of Labor in connection with the exemption sought by Northwest.

ARTICLE XII

CLOSING

Subject to the satisfaction or waiver of all conditions precedent contained in Section 10.1, the Closing will take place at the headquarters of Northwest, 2700 Lone Oak Parkway, Eagan, Minnesota 55121, on January 15, 2003, at a time mutually agreeable to the parties, or at such other time, date and place as the parties may agree in writing.  Concurrently with the Closing, the parties will cause the transactions contemplated by this Agreement which are to be effected at the Closing to be consummated.  Subject to the provisions of Article XIII, failure to consummate the transactions contemplated by this Agreement on the date and time and at the place determined pursuant to this Article XII will not result in the termination of this Agreement nor relieve any party of any obligation under this Agreement.

ARTICLE XIII

TERMINATION

Section 13.1.    Termination.  This Agreement may be terminated at any time prior to Closing:

(a)           By mutual written consent of Northwest and Fiduciary Counselors;

(b)           By Northwest, if (i) there has been a material breach of any representation or warranty made by Fiduciary Counselors in this Agreement or (ii) Fiduciary Counselors fails to perform or comply in all material respects with any covenant or agreement contained in this Agreement required to be performed or complied with by Fiduciary Counselors, provided that, in either case, such breach or noncompliance is not capable of being cured or has not been cured within 14 days after notice by Northwest specifying such breach or noncompliance;

(c)           By Fiduciary Counselors, if (i) there has been a material breach of any representation or warranty made by Northwest or Pinnacle Corp. in this Agreement or (ii) Northwest or Pinnacle Corp. fails to perform or comply in all material respects with any covenant or agreement contained in this Agreement required to be performed or complied with by Northwest or Pinnacle Corp., provided that, in either case, such breach or noncompliance is not capable of being cured or has not been cured within 14 days after notice by Fiduciary Counselors specifying such breach or noncompliance; or

(d)           By Pinnacle Airlines, Pinnacle Corp., Northwest or Fiduciary Counselors, if any Governmental Authority has issued an order, failed to take any action which would have the effect of declining to issue a Consent or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, the Plan Fiduciary Agreement and the Second Tax Sharing Agreement, and such action will have become final and nonappealable.

Section 13.2.    Effect of Termination.  Each party’s right to termination under this Article XIII is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated in accordance with Section 13.1, all further obligations of the parties under this Agreement will terminate, except the provisions of Article XIV and Section 15.5, which will survive such termination indefinitely provided that, if this Agreement is terminated because of the willful breach of this Agreement by a party hereto, the other parties’ rights to pursue all legal remedies against the breaching party will survive such termination unimpaired.

ARTICLE XIV

REMEDIES

All of the representations and warranties made by Pinnacle Corp. and Northwest in this Agreement will, with respect to the Plan Shares contributed on the Closing Date or a Subsequent Contribution date and the Put Option relating to such Plan Shares, survive the date when such representations and warranties were made (whether the Closing Date or a Subsequent Contribution date) for a period of 24 months (except that the representations and warranties contained in Section 5.1(d), Section 5.1(e) and Section 5.1(f) will survive indefinitely), and no claims for the recovery of any damages may be asserted against any of the parties in respect thereto following the expiration of such survival period.  The Closing Certificates delivered pursuant to Article X will not survive beyond the Closing, other than in connection with claims for fraud.  The covenants and agreements of the parties contained in this Agreement will survive beyond the Closing, except for those covenants and agreements that are expressly limited by their terms to other dates or times, which will survive only to such dates or times.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise, including but not limited to the right to the equitable remedy of specific performance.  However, any breach by either Northwest or Pinnacle Corp. of the representations and warranties made by either of them in Article V will not be deemed a breach of this Agreement for the purposes of determining whether an Early Termination Event has occurred, other than if such breach is the result of fraud by Northwest.

ARTICLE XV

MISCELLANEOUS

Section 15.1.    Costs and Expenses.  Northwest will pay the reasonable expenses incurred by Fiduciary Counselors in connection with the transactions contemplated by this Agreement.

Section 15.2.    Notices.  All notices, consents or other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given and received when delivered personally, delivery charges prepaid, or three Business Days after being sent by registered or certified mail (return receipt requested), postage prepaid, or one Business Day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated below. Notices may also be given by facsimile and will be deemed to have been duly given and received on the date transmitted if confirmed answerback is received at the end of the transmission. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other parties in accordance with this Section 15.2, except that any such change of address notice will not be effective unless and until received.

If to Pinnacle Corp., to:

Pinnacle Airlines Corp.
1689 Nonconnah Blvd.
Memphis, Tennessee 38132

Attn: Curtis E. Sawyer
Facsimile No.: (901) 348-4103

If to Fiduciary Counselors:

Aon Fiduciary Counselors, Inc.
601 Pennsylvania Avenue, N.W.
Suite 900 — South building
Washington, D.C. 20004

Attn: Ellen A. Hennessy
Facsimile No.: (202) 639-9228

With a required copy (which will not constitute notice) to:

Jones Day
77 West Wacker

Chicago, IL 60601

Attn: Ronald S. Rizzo
Facsimile No.: (312) 782-8585

If to NWA Corp. and Northwest, to:

Northwest Airlines Corporation
2700 Lone Oak Parkway
Eagan, Minnesota 55121

Attn: Michael L. Miller
Facsimile No.: (612) 726-7123

With a required copy (which will not constitute notice) to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017

Attn: Wilson S. Neely
Facsimile No.: (212) 455-2502

Section 15.3.    Assignment; Binding Effect.  No party will assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of the other parties, except that (a) any or all of the rights of Fiduciary Counselors under this Agreement may be assigned, in whole or in part, to a successor independent fiduciary for the Plans, as contemplated by the Plan Fiduciary Agreement, and (b) after the Closing Date, Northwest may assign its rights under this Agreement to any of its respective Affiliates or to its successor or transferee in any merger, Business Combination or sale of other disposition of material assets; provided, however, that no such assignment will relieve any such assignor of its obligations under this Agreement.  This Agreement will inure to the benefit of the parties, and will be binding upon the parties and their respective permitted successors and assigns.

Section 15.4.    Amendment, Modification and Waiver.  The parties may amend or modify this Agreement in any respect, and Fiduciary Counselors, on the one hand, and Northwest and Pinnacle Corp., on the other hand, may: (a) extend the time for the performance of any of the obligations of the other, (b) waive any inaccuracies in representations and warranties by the other, (c) waive compliance by the other with any of the obligations contained in this Agreement, or (d) waive the fulfillment of any condition precedent to the performance under this Agreement of the waiving party; provided that the consent of Pinnacle Corp. will not be required for any such amendment or modification of this Agreement that does not directly affect Pinnacle Corp.  Any such amendment, or modification, extension or waiver will not be effective unless it is in writing.  The waiver by a party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision of this Agreement.

Section 15.5.    Governing Law; Consent to Jurisdiction; No Jury Trial.  This Agreement and the rights and duties of the parties hereunder will be governed by, and construed in accordance with, the Laws of the State of New York.  Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any federal court in the Southern District of New York, or in any state court in which venue would otherwise be proper located in the Southern District of New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court.  Any and all service of process and any other notice in any such action, suit or proceeding will be effective against any party if given as provided herein.  Nothing herein contained will be deemed to affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than New York.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Section 15.6.    Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 15.7.    Counterparts.  This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument.  This Agreement will become binding when one or more counterparts taken together will have been executed and delivered (including by facsimile) by the parties.  It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

Section 15.8.    Entire Agreement.  This Agreement, the Plan Fiduciary Agreement, the Second Tax Sharing Agreement and the IPO Tax Sharing Agreement referred to herein or delivered pursuant to this Agreement, constitute the entire agreement between the parties with respect to the transactions contemplated herein and supersede all prior agreements and understandings, oral or written, between the parties or otherwise with respect to the subject matter hereof.

Section 15.9.    No Third-Party Rights.  Nothing herein expressed or implied is intended or will be construed to confer upon or give to any Person, other than the parties hereto and the Plans and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

Signed as of the date set forth in the preamble:

PINNACLE AIRLINES CORP.

By:	/s/ Curtis E. Sawyer
By:	Curtis E. Sawyer
Title:	Vice President and CFO

NORTHWEST AIRLINES, INC.

By:	/s/ Michael L. Miller
By:	Michael L. Miller
Title:	Vice President, Law and Secretary

AON FIDUCIARY COUNSELORS, INC.

By:	/s/ Ellen A. Hennessy
By:	Ellen A. Hennessy
Title:	President

NORTHWEST AIRLINES CORPORATION

By:	/s/ Michael L. Miller
By:	Michael L. Miller
Title:	Vice President, Law and Secretary